Exhibit 1.01

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

Hi-Crush Partners LP,

As Buyer,

And

The Members of D & I Silica, LLC.,

And Their Respective Owners

As Sellers

Dated as of May 13, 2013

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(continued)

-ii-

(continued)

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(continued)

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(continued)

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this 13th day of May, 2013, is entered into by and between (i) Hi-Crush Partners LP, a Delaware limited partnership (the “Buyer”), (ii) the members (each a “Member” and collectively, the “Members”) of D & I Silica, LLC., a Pennsylvania limited liability company (the “Company”) and (iii) each of the individual owners of the Members (each an “Owner” and collectively, the “Owners”). Each of the Members and Owners may be referred to herein as a “Seller” and collectively, the “Sellers,” and each are identified on the signature pages hereto.

RECITALS

A. Members are the registered and beneficial owners of all of the issued and outstanding membership and other equity interests (the “Interests”) of the Company.

B. Members desire to sell to Buyer, and Buyer desires to purchase from Members, all of the Interests, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.

“Accounts Receivable” shall mean all right, title and interest of the Company Parties in and to all trade accounts receivable, notes receivable and other miscellaneous receivables (including amounts due from customers whether recorded as accounts receivable or reductions in accounts payable) and all related deposits, security or collateral therefor, including recoverable customer deposits of the Company Parties, in each case, relating to the Company Business existing on the Closing Date.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to it in the preamble.

“Allocation Schedule” has the meaning ascribed to it in Section 2.5.

“Ancillary Agreements” means, collectively, the Amended and Restated Operating Agreement of the Company, the Employment Agreement, Escrow Agreement, the Lockup Agreements and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer or any Seller in connection with the Transactions.

“Apportionment Date” means the end of the day on (and including) the Closing Date.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal or state Laws or Orders, in effect from time to time that are designed or intended to prohibit, restrict or regulate mergers or other concentrations or actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Date” has the meaning ascribed to it in Section 5.5(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reasonable basis for any specified consequence.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Pittsburgh, Pennsylvania are authorized or required by Law to be closed for business.

“Buyer” has the meaning ascribed to it in the preamble.

“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 6.1 (Existence and Good Standing), Section 6.2 (Power), Section 6.3 (Validity and Enforceability), Section 6.6 (Investment Intention), Section 6.7 (Brokers), Section 6.14 (Resources to Complete Transactions) and Section 6.15 (Tax Status).

“Buyer Indemnified Party” has the meaning ascribed to it in Section 11.2(a).

“Buyer Material Adverse Effect” means a material impairment or delay in or of the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Cameron Energy” means Cameron Energy Company, a corporation organized under the Laws of the Commonwealth of Pennsylvania.

“Cash” means, collectively, all cash and cash equivalents of the Company and the Company Subsidiary, as determined and computed in accordance with GAAP.

“Cash Purchase Price” has the meaning ascribed to it in Section 2.2.

“Certificate” means the Certificate of Organization of the Company as in effect on the date hereof.

“Claims Notice” has the meaning ascribed to it in Section 11.4(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Closing Date Indebtedness” means, collectively, all Indebtedness of the Company due and owing to the Lender as of the Closing Date plus all unpaid interest on such Indebtedness and all fees, expenses and other amounts payable by the Company to the Lender.

“Closing Working Capital Statement” has the meaning ascribed to it in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to it in the preamble.

“Company Business” means, collectively, the frac sand supply, distribution, marketing, transload, storage and handling business as currently conducted by the Company as of the date hereof. For the avoidance of doubt, the Company Subsidiary is not included in this definition because its only business is holding real estate.

“Company Parties” means each of the Company, the Company Subsidiary and any other Subsidiary of the Company.

“Company Subsidiary” means D.I. Holdings, LLC, a wholly-owned Subsidiary of the Company.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have: (a) a material and adverse effect upon the assets, liabilities, condition (financial or otherwise), or operating results of the Company Parties or the Company Business taken as a whole or (b) have the effect of impeding or delaying the ability of Sellers and Company to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the United States economy, the global economy, in each case, as a whole, or the industry or markets in which the Company Parties operate; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in Law or Orders; (vi) the taking of any action contemplated by this

Agreement or any of the Ancillary Agreements; (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (viii) any failure by the Company Business to meet any internal projections or forecast and seasonal changes in the result of operations of the Company Business; (ix) changes resulting from the announcement of the execution of this Agreement or any of the Transactions or other communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Business; and (x) any action requiring the consent of Buyer under Section 7.1 hereof as to which the Sellers have requested Buyer’s consent and Buyer has withheld such consent, so long as, in the cases of clauses (i), (ii), (iii), (iv), (v) and (vii) above, the Company Parties are not materially disproportionately affected by such conditions as compared with other businesses in the same industry as the Company Parties.

“Competing Business” means a business that competes, directly or indirectly, with the Company Business, and shall include any business involved in the supply, distribution, marketing, transloading, storage or handling of frac sand or other drilling proppants. Notwithstanding the foregoing, “Competing Business” shall not include the storage, handling, and use of frac sand for use in Sellers’ (and their Affiliates’ and Related Parties’) own frac drilling and service businesses, provided that (i) frac sand and other drilling proppants are not sold to third parties for a fee, and (ii) frac sand and other drilling proppants are only used as an integral part of (and not as a principal component of) the services provided by such activities or businesses.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 3, 2012 by and between the Company and Buyer.

“Confidential Information Memorandum” has the meaning ascribed to it in Section 5.26.

“Contracts” means, collectively, all contracts (written, oral or otherwise), agreements, understandings, leases, licenses, commitments, instruments, guarantees, bids, and purchase orders.

“Deductible” means an amount equal to $910,000.

“Direct Claim” has the meaning ascribed to it in Section 11.4(b).

“Disputed Items” has the meaning ascribed to it in Section 2.4(c).

“Driftwood Property” has the meaning ascribed to it in Section 5.21(h).

“Due Diligence Materials” has the meaning ascribed to it in Section 6.9.

“Employee Plan” or collectively, “Employee Plans” has the meaning ascribed to it in Section 5.17(a).

“Employment Agreement” has the meaning ascribed to it in Section 3.1(k).

“End Date” has the meaning ascribed to it in Section 10.1(b).

“Environment” means, collectively, soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement and any sewer system.

“Environmental Law” means, collectively, any federal, state, local or foreign law, regulation, rule, ordinance, common law, policy or guideline relating to public or workplace health or safety or protection of the Environment, Releases of Hazardous Materials, or injury to persons relating to exposure to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act and any state or local laws and regulations similar thereto, as each of the foregoing has been amended.

“Environmental License” has the meaning ascribed to it in Section 5.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Amegy Bank, National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date by and among Buyer, Sellers’ Representative and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to $12,500,000, which shall be deposited with the Escrow Agent pursuant to this Agreement and the Escrow Agreement at the Closing.

“Estimated Closing Working Capital” has the meaning ascribed to it in Section 2.4(a).

“Estimated Working Capital Statement” has the meaning ascribed to it in Section 2.4(a).

“Final Closing Working Capital” has the meaning ascribed to it in Section 2.4(c).

“Final Closing Working Capital Statement” has the meaning ascribed to it in Section 2.4(c).

“Financial Statements” has the meaning ascribed to it in Section 5.5(a).

“Fraud Claims” has the meaning ascribed to it in Section 11.2(a).

“GAAP” means United States generally accepted accounting principles, as consistently applied by the Company in its preparation of the Financial Statements.

“Government Officials” has the meaning ascribed to it in Section 5.24.

“Governmental Authority” means, individually or collectively, any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Hazardous Material” means, collectively, any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law, and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“INAP” means I.N.A.P., Inc., a corporation organized under the Laws of the State of Colorado.

“Indebtedness” of any Person shall mean the liability of such Person for borrowed money, including any guaranty or other similar obligation with respect to any such indebtedness. For the avoidance of doubt, Indebtedness shall not include any current liabilities for trade payables or accrued expenses incurred and payable in the Ordinary Course of Business and any other liabilities which are included (or to be included) in the calculation of Final Closing Working Capital hereunder.

“Indemnified Party” has the meaning ascribed to it in Section 11.4(a).

“Indemnifying Party” has the meaning ascribed to it in Section 11.4(a).

“Independent Accounting Firm” has the meaning ascribed to it in Section 2.4(c).

“Intellectual Property” means United States or foreign (i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor and uniform resource locators; and (v) trade secrets and proprietary information not otherwise listed in clauses (i) through (iv) above.

“Interests” has the meaning ascribed to it in the Recitals.

“Inventory” means all finished goods, works in progress, raw materials and inventory owned by a Company Party or otherwise used in the Company Business.

“IRS” means the Internal Revenue Service.

“Kelrik” means Kelrik, LLC, a limited liability company organized under the Laws of the State of Wisconsin.

“Kelrik Cash Payment” has the meaning ascribed to it in Section 2.2(a)(v)(A).

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of Robert Rasmus, James Whipkey, Jeffries V. Alston, Mark Skolos or Laura Fulton, in each case obtained or obtainable after reasonable inquiry.

“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of each Seller, each Company Party, and Tom Bullicz, in the case of each Seller and each Company Party obtained or obtainable after reasonable inquiry. For the avoidance of doubt, such term as is applies to Tom Bullicz shall mean his actual knowledge, without inquiry.

“Law” means, collectively, any law, statute, code (including the Code), ordinance, rule, regulation, constitution, treaty, common law, or other requirement of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structure, improvements, fixtures or other interest in real property held by any Company Party, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Company Party thereunder.

“Lender” means First Niagara Bank, National Association.

“Liability” and “Liabilities” means, collectively, any debt, obligation, or liability of or by any Person, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, and due or to become due.

“Liens” means, collectively, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset or (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“LLC Agreement” means the Operating Agreement of the Company by and among the Members, as in effect on the date hereof, together with all amendments and supplements thereto.

“Lockup Agreements” means, collectively, the Lockup Agreements between the Company and each of the Members, substantially in the form attached hereto as Exhibit E.

“Losses” means, collectively, all claims, obligations, losses, damages, assessments, encumbrances, judgments, settlement payments, awards, penalties, fines, interest, Taxes and out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, settling or prosecuting any litigation, claim, action, suit, or other Proceeding or demand); provided, however, in no event will “Losses” include any punitive, exemplary, or consequential damages, but for the avoidance of doubt, “Losses” shall include loss of profits, loss or diminution of value, losses based on any type of multiple, loss of revenue, or loss of business, to the extent a court of competent jurisdiction determines that loss of profits, loss or diminution of value, losses based on any type of multiple, loss of revenue, or loss of business should be included in the measure of direct damages (and for the avoidance of doubt, not for purposes of measuring consequential damages, if also applicable in that context) for the matter giving rise to the claim for Losses in accordance with applicable Law; and, provided further, that “Losses” shall include punitive, exemplary and consequential damages to the extent such damages are payable or Liabilities to third parties.

“Material Contract” and collectively, “Material Contracts” has the meaning ascribed to it in Section 5.11(a).

“Material Customers” means the top five customers of the Company Parties as a percentage of the Company’s consolidated revenue for the fiscal years ended December 31, 2011 and December 31, 2012, and the three months ended March 31, 2013.

“Material Suppliers” means the top five suppliers and vendors of the Company as a percentage of the Company’s consolidated revenue for the fiscal years ended December 31, 2011 and December 31, 2012, and the three months ended March 31, 2013.

“Most Recent Financial Statements” has the meaning ascribed to it in Section 5.5(a).

“Negotiation Period” has the meaning ascribed to it in Section 11.4(b).

“Net Cash Purchase Price” has the meaning ascribed to it in Section 2.2(a)(v).

“Net Insurance Recovery” has the meaning ascribed to it in Section 11.3(h).

“Objection Notice” has the meaning ascribed to it in Section 2.4(c).

“Order” means, collectively, any order, judgment, injunction, assessment, award, decree, ruling, charge, writ or other decision of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the Closing Date consistent with past custom and practice.

“Organizational Documents” means, for any Person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (iii) any amendment to any of the foregoing.

“Owned Intellectual Property” means, collectively, all Intellectual Property owned by the Company and identified on Schedule 5.10(a).

“Ownership Percentage” means the ownership percentage of each Member in the Company as set forth on Schedule A.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, utility installations and water distribution systems, together with all easements, rights of way, rights of ingress and other rights and interests appurtenant thereto, owned by any Company Party.

“Partnership Agreement” means Buyer’s Second Amended and Restated Agreement of Limited Partnership, dated January 31, 2013, as amended from time to time.

“Permit” means, collectively, any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may be paid after payment thereof is due and payable without penalty, or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that any such proceeding has been disclosed in writing to Buyer and adequate reserves covering such contested amounts are specifically set forth in the Financial Statements); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions of public record, none of which, individually or in the aggregate, would be reasonably likely to materially and adversely affect the Company’s ability to use and operate the applicable Real Property in the same manner as now, or intended by the Company as of the date hereof to be, used by the Company; (iv) any zoning or other governmentally established restrictions or encumbrances that are not violated by the current use or occupancy, or intended use or occupancy by the Company as of the date hereof, of the Real Property; (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vi) mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts that are not overdue or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that any such proceeding has been disclosed to Buyer and adequate reserves covering such contested amounts are specifically set forth in the Financial Statements); (vii) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs (provided that such agreements, easements or leases have been disclosed in writing to Buyer); and (viii) Liens listed on Schedule B.

“Person” means, individually or collectively, any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, that portion of such Tax period that ends at the end of the day on the Closing Date.

“Proceeding” means, collectively, any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority or Person.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Real Property” means, collectively, all Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts for the Leased Real Property, including all amendments, extensions, renewals and other agreements with respect thereto.

“Related Party” with respect to any Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Release” means, collectively, any releasing, spilling, leaking, pumping, pouring, emitting, depositing, placing, discarding, abandoning, leaching, emptying, discharging, injecting, escaping, migrating, disposing or dumping of a Hazardous Material into the Environment and any condition that results in the exposure of a Person to a Hazardous Material.

“Required Notification” has the meaning ascribed to it in Section 7.3.

“Representative” means, with respect to a particular Person shall include any director, officer, employee, manager, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.

“Schedules” means the Schedules referred to in the Disclosure Letter separately delivered by the Sellers or Buyer, as the case may be, concurrently with the execution and delivery of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means, collectively, (i) all Annual Reports on Form 10-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC; (ii) all Quarterly Reports on Form 10-Q, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC; (iii) all Current Reports on Form 8-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC; (iv) all registration statements, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC; (v) any deregistration notice, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC; and (vi) any other information, reports, forms, applications and other documents and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Buyer with the SEC.

“Seller” and “Sellers” have the meanings ascribed to those terms in the preamble.

“Seller Indemnified Party” has the meaning ascribed to it in Section 11.2(b).

“Seller Fundamental Representations” means, collectively, the representations and warranties set forth in Section 4.2 (Validity and Enforceability), Section 4.3 (Title to Interests), Section 4.6 (Brokers), the first sentence of Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization), the last sentence of Section 5.8(a)(i) (Owned Real Property), the first sentence of Section 5.9 (Personal Property), and Section 5.23 (Brokers).

“Seller Prepared Tax Return” has the meaning ascribed to it in Section 8.1(b).

“Selling Expenses” means, collectively, all unpaid costs, fees and expenses of outside professionals incurred prior to and through the Closing, by the Company or any Seller of which the Company has paid or agreed to pay relating to the process of selling the Company, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses (including the fees and expenses of Cowen Securities LLC (the successor in interest of Dahlman Rose & Company LLC)), as well as any bonuses, change of control, or similar payments payable by the Company to employees or members of the Company or other Persons upon the consummation of the transactions contemplated hereby, if any.

“Sellers’ Representative” means the Owner who or which is appointed as agent and attorney-in-fact for all of the Sellers pursuant to Section 12.1.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.

“Supplemental Closing” has the meaning ascribed to it in Section 2.4(d).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, limited liability company association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Tachoir Resources” means Tachoir Resources, Inc., a corporation organized under the Laws of the Commonwealth of Pennsylvania.

“Target Closing Working Capital” means an amount equal to $16,500,000.

“Tax” (including, with correlative meaning, “Taxes”) means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, or windfall profits tax, alternative or add on minimum tax, customs duty, or other tax, fee, assessment, or charge of any kind whatsoever, whether disputed or not, together with any interest and penalty, addition to tax, or additional amount imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any tax period, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar applicable state, local or foreign Tax Law), or as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise, or as a result of any express or implied obligation to indemnify any other Person.

“Taxing Authority” means, collectively, any Governmental Authority responsible for the administration, collection or the imposition of any Tax.

“Tax Returns” means, collectively, all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Third Party Claim” has the meaning ascribed to it in Section 11.4(a).

“Transactions” means, collectively, (a) the purchase and sale of the Interests and (b) the other transactions described in and contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning ascribed to it in Section 8.2.

“Treasury Regulations” means the temporary and final Tax regulations promulgated under the Code by the U.S. Treasury Department.

“Unit Purchase Price” has the meaning ascribed to it in Section 2.2.

“Units” means common units representing limited partner interests in Buyer.

“WARN Act” means Worker Adjustment & Retraining Notification Act of 1988, as amended, or any similar Law.

“Working Capital” means the amount by which (i) the sum of the Company’s accounts receivable (net), inventory (including, without limitation, work-in-process inventory), prepaid expenses, escrow accounts, Cash (to the extent not swept or transferred to the Members pursuant to and in accordance with Section 7.15) and other current assets exceed (ii) the sum of the Company’s accounts payable, accrued expenses and other current liabilities, in each case determined pursuant to and in accordance with GAAP and, to the extent consistent with GAAP, the methodology, policies and principles set forth and described on Schedule C hereto; provided however, that notwithstanding the foregoing, (A) current liabilities shall be calculated without regard to (i) any Selling Expenses that are paid by the Company or Sellers at or prior to the Closing, (ii) any liabilities relating or pertaining to any Indebtedness that is repaid at or prior to the Closing to the extent otherwise included in Working Capital, and (iii) 50% of the approximately $2 million payable of the Company to Tank Connection, (B) current liabilities shall include credit card payables, and (C) current assets shall be calculated without regard to (i) state grant receivables, (ii) assets related to pre-paid road maintenance expenditures and (iii) assets related to cash advances to A.F. Gelhar Co., Inc. or any other supplier of a Company Party. Schedule C is an example of how Working Capital shall be calculated (including the methodology, policies and principles applicable to such calculation) as of March 31, 2013 under and in accordance with this Agreement, but this Schedule C is included for illustrative purposes only and is not all inclusive.

1.2 Construction. In this Agreement, unless as otherwise expressly indicated:

(a) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(b) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(c) references to “day” or “days” are to calendar days unless specified as a Business Day;

(d) references to accounting terms not otherwise defined herein shall be construed in accordance with GAAP;

(e) references to “party” are to the Buyer, on the one hand, and the Sellers, on the other hand, and references to “parties” are to, collectively, the Sellers and the Buyer;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(h) references to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or such other agreement or document;

(i) the Exhibits and Schedules attached to this Agreement are incorporated herein by reference and made a part of this Agreement;

(j) the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement;

(k) the word “or” will have the inclusive meaning represented by the phrase “and/or”;

(l) “shall” and “will” have equal force and effect;

(m) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(n) any references to “intended by the Company” or “contemplated by the Company” or similar phrasing or references shall deemed to refer to the intent or contemplation of the Company when owned by the Members, and not upon or after consummation of the Transactions.

(o) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

ARTICLE 2: PURCHASE AND SALE

2.1 Purchase and Sale of the Interests. Subject to and in accordance with the terms and conditions set forth herein, at the Closing, Buyer shall purchase from the Members, and the Members shall sell, transfer, assign, convey and deliver to Buyer, all of the Interests, free and clear of any Liens.

2.2 Purchase Price. The aggregate purchase price to be paid by Buyer for the Interests (the “Purchase Price”) shall consist of (i) 1,578,947 Units (the “Unit Purchase Price”) and (ii) an amount in cash equal to $95,000,000 (the “Cash Purchase Price”).

(a) The Cash Purchase Price shall be payable in the following order of priority:

(i) at the Closing, Buyer shall pay or cause to be paid to the Lender an aggregate amount equal to the Closing Date Indebtedness as determined pursuant to a payoff letter issued by the Lender and delivered to Buyer at least three Business Days prior to the Closing Date, together with any per diem amounts payable to the Lender as indicated in such payoff letter, by wire transfer of immediately available funds to an account or accounts designated in such payoff letter;

(ii) at the Closing, the Cash Purchase Price shall be reduced by 50% of the Company’s approximately $2.0 million payable to Tank Connection;

(iii) at the Closing, Buyer shall pay or cause to be paid to each Person to whom Selling Expenses are due and owing as of the Closing Date the aggregate amount of such Selling Expenses payable to such Person as determined pursuant to final invoices issued to the Company for and with respect to such Selling Expenses and delivered to Buyer at least three Business Days prior to the Closing Date;

(iv) at the Closing, Buyer shall pay or cause to be paid to the Escrow Agent the Escrow Amount pursuant to the terms of the Escrow Agreement; and

(v) at the Closing, Buyer shall pay, or cause to be paid, to each of the Members, by wire transfer of immediately available funds to an account or accounts designated in writing by the respective Members, the balance of the Cash Purchase Price after deducting the amounts described in Sections 2.2(a)(i) through 2.2(a)(iv), which balance (the “Net Cash Purchase Price”) shall be divided among the Members as follows:

(A) Kelrik shall be paid the product of the Cash Purchase Price multiplied by 6.5789% less the product of the sum of the amounts described in Sections 2.2(a)(i) through 2.2(a)(iv) multiplied by Kelrik’s Ownership Percentage;

(B) INAP shall be paid the product of the Cash Purchase Price multiplied by 39.3421% less the product of the sum of the amounts described in Sections 2.2(a)(i) through 2.2(a)(iv) multiplied by INAP’s Ownership Percentage;

(C) Cameron Energy shall be paid the product of the Cash Purchase Price multiplied by 27.0395% less the product of the sum of the amounts described in Sections 2.2(a)(i) through 2.2(a)(iv) multiplied by Cameron Energy’s Ownership Percentage; and

(D) Tachoir Resources shall be paid the product of the Cash Purchase Price multiplied by 27.0395% less the product of the sum of the amounts described in Sections 2.2(a)(i) through 2.2(a)(iv) multiplied by Tachoir Resources’s Ownership Percentage.

The Cash Purchase Price payable by Buyer pursuant to this Section 2.2 shall be subject to adjustment pursuant to and in accordance with Section 2.4.

(b) At the Closing, Buyer shall issue and deliver to each of the Members the number of Units set forth opposite such Member’s name below:

Name of Member	Number of Units
Kelrik	0
INAP	1,157,895
Cameron Energy	210,526
Tachoir Resources	210,526

Total	1,578,947

The Units shall be unregistered and each Member shall be required to deliver at Closing a Lockup Agreement containing certain restrictions on transfer of the Units.

2.3 Closing. The Closing shall take place at the offices of Stevens & Lee P.C., at 620 Freedom Business Center, Suite 200, King of Prussia, PA 19406 10:00 A.M., Eastern Time, or such other place and time or remotely by mail, e-mail and/or wire transfer, in each case to the extent acceptable to each of the parties hereto, on June 30, 2013, or, if the satisfaction or waiver of the conditions precedent specified in Article 9 (other than any conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions in accordance herewith) shall still be outstanding, then such date that is the third Business Day following the satisfaction or waiver of the conditions precedent specified in Article 9 (other than any conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions in accordance herewith) (such date, the “Closing Date”). The Closing shall be deemed to occur and be effective as of 11:59 P.M., Eastern Time, on the Closing Date.

2.4 Purchase Price Adjustment.

(a) No later than three Business Days prior to the Closing Date, the Sellers’ Representative will deliver to Buyer an internally prepared statement (the “Estimated Working Capital Statement”) setting forth Sellers’ good faith estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). The Estimated Working Capital Statement will be prepared in accordance with GAAP and shall be acceptable to Buyer in all reasonable respects. The Cash Purchase Price payable at the Closing will be (i) increased, dollar-for-dollar, to the extent the Estimated Closing Working Capital, as reflected on the Estimated Working Capital Statement, is greater than the Target Closing Working Capital or (ii) decreased, dollar-for-dollar, to the extent the Estimated Closing Working Capital, as reflected on the Estimated Working Capital Statement, is less than the Target Closing Working Capital.

(b) As promptly as practicable, but in no event later than 60 days following the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative an internally prepared statement setting forth the calculation of Working Capital as of the Closing Date (the “Closing Working Capital Statement”). The Closing Working Capital Statement will be prepared by Buyer in accordance with GAAP. The Sellers’ Representative shall be permitted to review the Closing Working Capital Statement and the work papers created by Buyer and its Representatives in connection with the preparation of the Closing Working Capital Statement and to meet with and ask questions of the individuals who prepared such Closing Working Capital Statement and related work papers in connection with the review of the Closing Working Capital Statement by the Sellers’ Representative.

(c) If the Sellers’ Representative does not agree with the Closing Working Capital Statement or any item contained therein or the preparation thereof, the Sellers’ Representative shall notify Buyer in writing of its objections within 30 days after its receipt of the Closing Working Capital Statement and shall set forth, in reasonable detail, the reasons for the Sellers’ Representative’s objections (an “Objection Notice”). If the Sellers’ Representative fails to deliver an Objection Notice within such 30-day period, the Sellers shall be deemed to have irrevocably accepted as final the Closing Working Capital Statement. If the Sellers’ Representative delivers to Buyer an Objection Notice within such 30-day period, the Sellers’ Representative and Buyer shall endeavor in good faith to resolve such disputed items within 30 days after Buyer’s receipt of the Sellers’ Representative’s Objection Notice. To the extent Buyer and the Sellers’ Representative are able to resolve the disputed items within such 30-day period, Buyer and the Sellers shall be deemed to have accepted, as final, such disputed items as so resolved and the Closing Working Capital Statement shall be revised to reflect such resolved items as of the Closing Date. To the extent Buyer and the Sellers’ Representative are unable to resolve all such disputed items within such 30-day period, Buyer and the Sellers’ Representative shall engage, within 10 days following the expiration of such 30-day period, McGladrey, which Buyer and each Seller respectively represents and warrants is not engaged by, or affiliated with, and is independent from, Buyer and/or any of its Affiliates (other than, in the case of Buyer, Avista Capital Partners, which has and may have portfolio companies that may use McGladrey and which has used and may use McGladrey for certain advisory services, but McGladrey is not the primary accounting firm of Avista Capital Partners) (the “Independent Accounting Firm”) to resolve the items remaining in dispute (the “Disputed Items”). If such accounting firm is unwilling or unable to accept the engagement as the Independent Accounting Firm, then another mutually agreed nationally or regionally recognized accounting firm that does not have an existing relationship with Buyer or its Affiliates or any of the Sellers or their Affiliates will be engaged to act as the Independent Accounting Firm. Within 10 days following the engagement of the Independent Accounting Firm, each of the Sellers’ Representative and Buyer shall submit to the Independent Accounting Firm their respective positions with regard to the Disputed Items. The Buyer and the Sellers shall use reasonable efforts to cause the Independent Accounting Firm to resolve all the Disputed Items within 30 days. The selection by the Independent Accounting Firm shall be conclusive and binding on the Sellers and Buyer absent manifest error. In connection with the Independent Accounting Firm’s determinations hereunder, (i) the scope of the Independent Accounting Firm’s review shall be limited to only the unresolved Disputed Items, (ii) the Independent Accounting Firm shall not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either party or less than the lowest value for such Disputed Item claimed by either party, in each case as presented to the Independent Accounting Firm, and (iii) the Independent Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties, except to the extent required by applicable law. After the Independent Accounting Firm has resolved such Disputed Items, Buyer and the Sellers shall be deemed to have accepted as final a revised Closing Working Capital Statement, which shall be prepared by the Independent Accounting Firm and which shall reflect (A) the Disputed Items, if any, resolved by agreement of the Sellers’ Representative and Buyer and (B) the Disputed Items resolved by the Independent Accounting Firm, and setting forth the basis for its resolution of each of the Disputed Items (including its determination of the allocation of fees and expenses pursuant to Section 2.4(f)). The Closing Working Capital Statement as finally determined pursuant to this Section 2.4(c) (whether by failure of the Sellers’ Representative to deliver a notice of objections, by agreement of the parties or by final determination of the Independent Accounting Firm) shall be referred to herein as the “Final Closing Working Capital Statement” and the Working Capital calculation resulting therefrom shall be referred to herein as the “Final Closing Working Capital.” The parties hereto agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced.

(d) At a supplemental closing (the “Supplemental Closing”) to be held promptly after the determination of the Final Closing Working Capital, but in no event later than five Business Days after the delivery of the Final Closing Working Capital Statement in accordance with Section 2.4(c), the Cash Purchase Price shall be adjusted on a dollar-for-dollar basis as follows:

(i) if (A) the Final Closing Working Capital exceeds (B) the Estimated Closing Working Capital, then the Cash Purchase Price shall be increased by an amount equal to such excess; or

(ii) if (A) the Final Closing Working Capital is less than (B) the Estimated Closing Working Capital, then the Cash Purchase Price shall be decreased by an amount equal to such difference.

(e) Any adjustment to the Cash Purchase Price pursuant to Section 2.4(d) shall be effected by means of a cash payment by Buyer to the Members (in the event of an increase in the Cash Purchase Price) or by the Members to Buyer (in the event of a decrease in the Cash Purchase Price), which cash payment shall be made to the recipient thereof at the Supplemental Closing. Any payment to or required from the Members at the Supplemental Closing shall be allocated among them in accordance with their Ownership Percentage, and to the extent payment is required from the Members, each of the Sellers will be jointly and severally liable for such payment.

(f) Any payments due pursuant to Section 2.4(e) shall be paid at the Supplemental Closing by means of wire transfer of funds to an account designated by the recipients of such payment in writing at least two days prior to the date of the Supplemental Closing. All fees and expenses of the Independent Accounting Firm selected pursuant to Section 2.4(f), if any, shall be borne by the party whose position with respect to the Closing Working Capital Statement is further from the actual Final Closing Working Capital Statement, as determined by the Independent Accounting Firm.

2.5 Purchase Price Allocation.

(a) The consideration paid hereunder (including the liabilities of the Company to the extent required by applicable Law) shall be allocated among the assets of the Company using their fair market values as of the Closing Date determined consistent with the allocation as set forth on Schedule 2.5 (the “Allocation Schedule”). The parties shall each adopt and utilize the fair market values on the Allocation Schedule for purposes of filing any applicable Tax forms and all federal, state and other Tax Returns filed be each of them (unless otherwise required by Law), and each of them will not take any position inconsistent therewith upon examination of any such Tax Return, in any audit, Proceeding or otherwise with respect to such Tax Returns (unless otherwise required by Law). The parties hereto agree to provide promptly the other with any other information required to complete any of such applicable Tax forms.

(b) Any payment made under Section 11.2 shall be treated as an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for federal income Tax purposes. In the event of an adjustment to the Purchase Price as a result of a payment made under Section 11.2, Buyer and the Sellers’ Representative shall amend the Allocation Schedule consistent with the items to which such payment relates or, if such payment does not relate to any specific item, on a pro rata basis based upon the percentage allocations to each asset category as set forth in the Allocation Schedule. The Allocation Schedule, as the same may be amended in accordance with this Section 2.5(b) shall, for federal and state income Tax purposes, be binding on the Sellers, Buyer and the Company. Sellers, Buyer and the Company will file their respective Tax Returns in accordance with such Allocation Schedule and shall not take any position inconsistent with such Allocation Schedule, unless the Sellers’ Representative or Buyer, as the case may be, reasonably determines (and notifies the other parties to this Agreement) that such allocation is contrary to applicable Law.

ARTICLE 3: CLOSING DELIVERIES AND OTHER ACTIONS

3.1 Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following items:

(a) duly executed assignments of the Interests, from each of the Members, in favor of Buyer, each in the form attached hereto as Exhibit B, reflecting the assignment of such Member’s Interest to Buyer, free and clear of all Liens;

(b) the Escrow Agreement, duly executed by the Sellers’ Representative;

(c) a subsistence certificate for the Company issued by the Secretary of State of the Commonwealth of Pennsylvania and in each state in which the Company is certified, qualified or registered to do business as a foreign limited liability company, each of which shall be dated not later than 15 days prior to the Closing Date;

(d) a copy of the Certificate, certified by the Secretary of State of the Commonwealth of Pennsylvania as of a date not later than 15 days prior to the Closing Date, and a copy of the LLC Agreement, certified by the Members;

(e) a certificate of the principal executive officer of each Member, certifying as to (i) a good standing certificate or subsisting certificate of such Member as certified by the Secretary of State or Commonwealth, as applicable, of the jurisdiction of such Member’s formation or organization, no more than 10 calendar days prior to Closing; (iii) the Organizational Documents of such Member in effect as of the Closing Date; (iv) the resolutions of the board or other governing body or Person of such Member approving and authorizing this Agreement and the Ancillary Agreements to which such Member is a party and the Transactions; and (v) the incumbency and signature of the authorized signatories of such Member executing this Agreement and any other documents delivered pursuant to this Agreement;

(f) the original limited liability company record books and equity record books of the Company, if any;

(g) an Amended and Restated Operating Agreement of the Company in a form that is acceptable to Buyer;

(h) UCC-3 Financing Statements reflecting the termination of all Liens on the Company’s assets in favor of the Lender and other instruments as may be reasonably requested by Buyer evidencing such termination, together with a payoff letter executed by the Lender: (i) evidencing the amount of the Closing Date Indebtedness required to be paid to the Lender as of the Closing Date to terminate such Liens and repay all Indebtedness, (ii) terminating such Liens and (iii) authorizing the filing of the UCC-3 Financing Statements by Buyer;

(i) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Seller and in form and substance reasonably satisfactory to Buyer;

(j) estoppels and consents duly executed by landlords under the Real Property Leases identified on Schedule 5.8(b) in substantially the same form as Exhibit C;

(k) Employment Agreement, duly executed by William Fehr, substantially in the form attached hereto as Exhibit D (collectively, the “Employment Agreement”);

(l) Lockup Agreements duly executed by each Member and each Owner, each substantially in the form attached hereto as Exhibit E; and

(m) a receipt from Cowen Securities LLC (the successor in interest of Dahlman Rose & Company LLC) that all fees and expenses owed to it have been paid in full, along with a release of the Company from any liability to Cowen Securities LLC.

3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following items:

(a) the Cash Purchase Price as provided and in accordance with Section 2.2(a);

(b) Assignments of Units, duly executed by the Buyer in favor of each of the Members, in accordance with Section 2.2(b);

(c) a copy of the Escrow Agreement, duly executed by Buyer;

(d) copies of the Employment Agreement duly executed by Hi-Crush Services LLC; and

(e) a certificate of the Secretary of Buyer certifying as to (i) a good standing certificate of Buyer as certified by the Secretary of State of the State of Delaware no more than 10 calendar days prior to Closing; (ii) the Certificate of Limited Partnership of Buyer as certified by the Secretary of State of the State of Delaware no more than 10 calendar days prior to Closing; (iii) the limited partnership agreement of Buyer that is in effect as of the Closing Date; (iv) the resolutions of the Board of Directors of the Buyer’s general partner of Buyer approving and authorizing this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated herein and therein; and (v) the incumbency and signature of the authorized signatories of Buyer executing this Agreement and any other documents delivered pursuant to this Agreement.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (as to itself and not as to any other Seller) respectively represents and warrants to Buyer as follows:

4.1 Existence and Good Standing. Cameron Energy is a corporation duly incorporated, validly existing and currently subsisting in good standing under the Laws of the

Commonwealth of Pennsylvania. Tachoir Resources is a corporation duly incorporated, validly existing and currently subsisting in good standing under the Laws of the Commonwealth of Pennsylvania. Except for as set forth on Schedule 4.1, INAP is a corporation duly incorporated, validly existing and currently in good standing under the Laws of the State of Colorado. Kelrik is a limited liability company duly organized, validly existing and currently in good standing under the Laws of the State of Wisconsin. Such Seller has full power and authority to own, lease or otherwise hold its properties and to conduct its business as it is currently being conducted.

4.2 Validity and Enforceability. Such Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance and the completion of the Transactions, by such Seller has been duly authorized and approved by all required limited liability company or corporate (as applicable) action on the part of such Seller. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.

4.3 Title to Interests. Such Seller has good and marketable title to its Interests, as set forth on Schedule 4.3, free and clear of all Liens. Upon the completion of the Transactions at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to such Seller’s Interests, free and clear of all Liens. Except for the Interests set forth on Schedule 4.3, such Seller does not hold, of record or beneficially, any other Interests or other rights to purchase or otherwise acquire any equity interest in the Company. To the Knowledge of such Seller, no Person, other than each of the Sellers, owns any Interest or has any rights to purchase or otherwise acquire any equity interest in the Company.

4.4 No Conflict. Neither such Seller’s execution of this Agreement or the Ancillary Agreements, nor the performance by such Seller of its obligations hereunder or thereunder, will (a) violate or conflict with (i) the Organizational Documents of such Seller or (ii) any Law or Order applicable to such Seller or by which any of its properties or assets are bound or (b) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Lien upon any property or right of such Seller pursuant to, any pre-nuptial agreement, divorce settlement, family trust or other contract, agreement, license, permit or other instrument to which Seller (or its owners) is a party or by which such Seller or any of such Seller’s properties, assets or rights may be bound, affected or benefited.

4.5 Consents. No Approval of any Governmental Authority or any other Person is required by or with respect to such Seller in connection with the consummation of the transactions contemplated hereby, except for such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent or delay such Seller’s ability to consummate the Transactions or to perform its obligations under this Agreement.

4.6 Brokers. Except for Cowen Securities LLC (the successor in interest of Dahlman Rose & Company LLC), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Company.

4.7 Litigation. There is no Order and no Proceeding pending, or to the Knowledge of such Seller, threatened against such Seller that would give any Person the right to enjoin or rescind the Transactions or otherwise prevent such Seller from complying with the terms of this Agreement.

4.8 Investment Intention. Each Member is acquiring the Units for its own account, for investment purposes only and not with a view to the distribution of such Units. Such Member understands that the sale of the Units has not been registered under the Securities Act of 1933, and, subject to further restrictions in such Member’s Lockup Agreement, the Units cannot be offered or re-sold unless such offer and sale is subsequently registered under the Securities Act of 1933 or an exemption from such registration is available to such Member. Each Member and its respective Owner are “accredited investors” as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

RELATING TO THE COMPANY

Each Seller jointly and severally represents and warrants to Buyer as follows:

5.1 Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and currently subsisting under the laws of the Commonwealth of Pennsylvania and is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in each of the jurisdictions set forth on Schedule 5.1. Sellers have delivered to Buyer true, complete and correct copies of the Certificate and LLC Agreement, each as currently in effect and reflecting any and all amendments thereto. Such Organizational Documents are in full force and effect, and the Company is not in violation of any provision thereof.

5.2 Power. Each of the Company Parties has the limited liability company power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, which is consistent with the Company’s past practices, and (b) carry on the Company Business as currently conducted, which is consistent with the Company’s past practices.

5.3 Capitalization; Subsidiaries. The Interests have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations (including profits interests, phantom interests, appreciation rights and similar equity or quasi-equity interests), convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional equity interests, except as set forth on Schedule 5.3. The Interests represent the only issued and outstanding equity interests of the Company (including profits interests, phantom interests, appreciation rights and similar equity or quasi-equity interests). Except as may be set forth in the LLC Agreement or as set forth on Schedule 5.3, there are no Contracts relating to the issuance, sale, transfer or voting of any equity interests of the Company (including profits interests, phantom interests, appreciation rights and similar equity or quasi-equity interests) or any rights of first refusal, co-sale or similar rights that will arise as a result of the sale and transfer of the Interests pursuant hereto. Other than the Company Subsidiary, the Company has no Subsidiaries and does not directly or indirectly own or control any interest in any Person.

5.4 No Conflicts; Required Filings and Consents. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers, nor the performance by the Sellers of their obligations hereunder or thereunder, will (a) violate or conflict with the Organizational Documents of the Company Parties or any Law or Order applicable to either of the Company Parties or by which any of its properties or assets are bound, or (b) conflict with, result in a breach of, constitute a material default under, result in the acceleration under, create in any Person the right to terminate, modify or cancel, or require prior notice under, any Contract to which either of the Company Parties or any of their assets or properties are subject, or result in the creation or imposition of any Lien upon any of the Company Parties’ assets. Except as set forth on Schedule 5.4, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Government Authority is required in connection with the execution and delivery by any Seller of this Agreement or the Ancillary Agreements or the completion of the Transactions the absence of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

5.5 Financial Statements; Absence of Undisclosed Liabilities.

(a) Schedule 5.5(a) sets forth true and complete copies of (i) the balance sheet of the Company as of December 31, 2010 and the related statements of income, and cash flows for the fiscal year then ended, together with the notes thereto, and the other financial information included therewith, (ii) the unqualified audited balance sheet of the Company as of December 31, 2011 and the related unqualified audited statements of income and cash flows for the fiscal year ended December 31, 2011, together with the notes thereto, and other financial information included therewith, (iii) the unqualified audited balance sheet of the Company as of December 31, 2012 (the “Balance Sheet Date”) and the related unqualified audited statements of income and cash flows for the fiscal year ended December 31, 2012, and (iv) the unaudited balance sheet of the Company as of March 31, 2013 and the related statements of income and cash flows for the three-month period ended March 31, 2013 (the financial statements referred to in the foregoing clauses (i), (ii), (iii) and (iv) being referred to herein collectively as the “Financial Statements”, and the financial statements referred to in clause (iii) being referred to herein as the “Most Recent Financial Statements”).

(b) The Financial Statements: (i) are complete and correct in all material respects, (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company at the dates and for the time periods indicated therein, in each case, in accordance with GAAP, and (iii) have been prepared in accordance with GAAP.

(c) Except as set forth on Schedule 5.5(c), the Company does not have any Liability of a type required to be reflected on a balance sheet in accordance with GAAP, except such Liabilities (i) as and to the extent reserved against and reflected in the Most Recent Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) incurred or arising under Contracts disclosed to the Buyer in the Schedules since the Balance Sheet Date, or (iv) Liabilities incurred since the Balance Sheet Date that are not, individually or in the aggregate, material to the Company or the Company Business.

5.6 Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been conducted in the Ordinary Course of Business and there has not occurred any facts, events, developments or circumstances that constitute, or are reasonably likely to result in, a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date and except as set forth on Schedule 5.6, neither the Company nor the Company Subsidiary has:

(a) made any changes in the accounting methods or practices followed by any of the Company Parties other than required by GAAP;

(b) sustained any material damage, destruction, theft, loss or interference, whether or not covered by insurance, affecting the assets, properties or Company Business;

(c) failed to pay its accounts payable and other obligations and liabilities other than in the Ordinary Course of Business;

(d) entered into any Material Contract outside of the Ordinary Course of Business;

(e) (i) increased the salary, wages or other compensation rates of any officer, employee, manager or consultant, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or an existing contract set forth on Schedule 5.6 or (iii) made any commitment or incurred any liability to any labor organization;

(f) authorized or made any capital expenditures or commitments therefor in excess of $100,000 individually, or $250,000 in the aggregate;

(g) amended their respective Organizational Documents;

(h) sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, its respective properties or assets with an individual fair market value of $100,000 or more;

(i) declared, made, issued or set aside any distributions with respect to the Interests nor declared, made or caused any split, combination, redemption or repurchase of any of the Interests;

(j) instituted, settled or otherwise became involved in any Proceeding that involved more than $25,000;

(k) made any loan to (or forgiven any loan to), or entered into any other transaction with, any of its members, managers, officers and employees;

(l) entered into a new line of business or abandoned or discontinued any existing line of business;

(m) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(n) entered into any agreement or transaction with a Seller or a Related Party of any Seller;

(o) settled any Accounts Receivable for an amount less than its face amount;

(p) entered into any employment or non-solicitation agreements; or

(q) resolved to do or entered into any Contract to do any of the foregoing.

5.7 Taxes. Except as set forth on Schedule 5.7:

(a) All Tax Returns required to be filed on or prior to the Closing Date (taking into account any valid extensions of time for filing) with any Taxing Authority by or on behalf of the Company or the Company Subsidiary have been timely filed in accordance with all applicable Laws.

(b) All such Tax Returns correctly and completely reflect the income, business, assets, operations, activities and status of the Company and the Company Subsidiary, as applicable, and were prepared in compliance with all applicable Laws. Neither the Company nor the Company Subsidiary is currently a beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes due and payable by the Company or the Company Subsidiary on or prior to the Closing Date (whether or not shown as due and payable on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

(d) The Company and the Company Subsidiary have withheld and remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, Seller or other Person. The Company and the Company Subsidiary have properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes.

(e) No Tax Return of the Company or the Company Subsidiary has ever been audited, examined or otherwise contested by any Taxing Authority, and no adjustment relating to any Tax Return has been proposed in writing by any Taxing Authority.

(f) Neither the Company nor the Company Subsidiary has any Tax Liabilities (whether due or to become due) with respect to the income, property and operations of the Company or the Company Subsidiary, except for Tax liabilities (i) reflected in the Most Recent Financial Statements, or (ii) that have arisen after the Balance Sheet Date in the Ordinary Course of Business and in a manner and at a level consistent with prior periods.

(g) Neither the Company nor the Company Subsidiary has granted, or been granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no Proceeding now pending or, to the Knowledge of Sellers, threatened against or with respect to the Company or the Company Subsidiary in respect of any Tax. No power of attorney granted by or with respect to the Company or the Company Subsidiary with respect to any Tax is currently in force.

(i) There are no Liens for Taxes upon the assets or properties of the Company or the Company Subsidiary, except for Permitted Liens.

(j) Neither the Company nor the Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or Liability of any other Person (other than a group of which the common parent is the Company). Neither the Company nor the Company Subsidiary has any Liability for the Taxes of any Person (other than the Company or the Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or pursuant to any Law, or otherwise.

(k) Neither the Company nor the Company Subsidiary has received written notice of any claim by a Taxing Authority in a jurisdiction where the Company or the Company Subsidiary has not filed and currently does not file Tax Returns that it is or may be (or was or may have been) subject to taxation by that Taxing Authority.

(l) Neither the Company nor the Company Subsidiary is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(m) No Seller is a foreign person within the meaning of Section 1445 of the Code.

(n) The Company has at all times since its formation been, at the time of the Closing will be, classified as a partnership for federal income Tax purposes and has never filed an election under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation for Tax purposes. The Company Subsidiary has at all times since its formation been, and at the time of the Closing will be, classified as an entity disregarded from the Company for federal income Tax purposes.

(o) Neither the Company nor the Company Subsidiary currently has or has ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.

(p) Neither the Company nor the Company Subsidiary has participated in or has any Liability for the payment of any Tax resulting from a Person’s participation in a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) (or a corresponding or similar provision of federal, state, local or foreign Tax Law).

5.8 Real Property.

(a) Owned Real Property.

(i) Schedule 5.8(a)(i) sets forth a complete and accurate list and description of each parcel of Owned Real Property owned by the Company Parties. Except as set forth on Schedule 5.8(a)(i), each of the Company Parties, as applicable, has good and marketable fee title to each parcel of Owned Real Property, owned by it free and clear of all Liens other than Permitted Liens.

(ii) Except as set forth on Schedule 5.8(a)(ii), (A) there are no leases, subleases, licenses, concession or other agreements, written or oral, pursuant to which a Company Party grants to any Person the right to use or occupancy of any portion of the Owned Real Property, (B) there are no outstanding options, rights of first offer or refusal to purchase or otherwise acquire the Owned Real Property or any interest therein, and (C) there is no Person other than the Company in possession of the Owned Real Property.

(b) Leased Real Property. Schedule 5.8(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Real Property Leases or each such Leased Real Property (including the date and name of the parties of such Real Property Lease document). A true, complete and correct copy of each such Real Property Lease, and any amendments, supplements and modifications thereto, with respect to the Leased Real Property has been provided to Buyer and is referenced on Schedule 5.8(b) and in the case of any oral lease, a written summary of the material terms has been provided to Buyer. All Leased Real Property is leased free and clear of all Liens except the rights of the landlords under the respective Real Property Leases and the Laws applicable thereto and the Permitted Liens. Except as specifically described on Schedule 5.8(b), all Real Property Leases are in full force and effect, and a Company Party holds a valid leasehold interest under each of the Real Property Leases. With respect to each Real Property Lease, except as specifically described on Schedule 5.8(b), (i) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full; (ii) the Company or the Company Subsidiary, as the case may be, has performed in all material respects each term, covenant and condition thereunder required to be performed by it, and neither the Company nor the Company Subsidiary nor, to the Knowledge of Seller, any other party thereto is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default thereunder by the Company or the

Company Subsidiary or, to the Knowledge of Sellers, any other party thereto; (iii) the Company Party’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, there are no material disputes with respect to any Real Property Lease and no party to any Real Property Lease has repudiated any provision thereof; (iv) neither the Company nor the Company Subsidiary has assigned, subleased, transferred, conveyed, licensed, mortgaged, deeded in trust, encumbered or otherwise granted any interest in any leasehold estate except as set forth on Schedule 5.8(b); and (v) all land and facilities leased or subleased thereunder have received all approvals of Governmental Authorities required to be held by the Company with respect to such land and facilities, and, to the Knowledge of Sellers, required of the landlord, in connection with the operation or intended operation by the Company as of the date hereof and have been maintained in compliance with all applicable Law in all material respects. Except as set forth on Schedule 5.8(b), no Affiliate or Related Party of the Company or any Seller is the owner or lessor of any Leased Real Property. Neither the Company nor the Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.

(c) Condition of Real Property. Except as specifically described on Schedule 5.8(c), the representations in this Section 5.8(c) are true. No Company Party has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Real Property. All utilities servicing the Real Property are publicly provided and maintained, and all facilities located on the Real Property are supplied with utilities necessary for the operation of such facilities. The Real Property is suitable for use in the Ordinary Course of Business and has no deferred repair items unless specifically reserved in the financial statements. The Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable and appurtenant easement benefiting the Real Property. To the Knowledge of Sellers, the present use and occupancy of the Real Property is not in material violation of any zoning, subdivision or other land use, structural safety, or other similar Law (as used in this Section 5.8, sometimes collectively referred to herein as the “Real Property Laws” or individually, a “Real Property Law”). No Company Party has received any notice of violation of any Real Property Law, and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or taking of any action for such violation. To the Knowledge of Sellers, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of each Company Party’s business as currently conducted thereon. To the Knowledge of Sellers, all facilities and improvements located on the Real Property have received all material approvals of Governmental Authorities, including all Permits, required in connection with the ownership or operation thereof, and the Real Property has been used, operated, occupied and maintained in accordance with applicable Law in all material respects. To the Knowledge of Sellers, there are no pending or threatened (i) requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to any of the Real Property, (ii) condemnation proceedings that would affect any of the Real Property, (iii) public improvements that would result in any material charge being levied or assessed against, or would result in the creation of any material Lien upon, any of the Real Property, or (iv) any other matters materially and adversely affecting the current use, occupancy and value of the Real Property. The Owned Real Property and the Leased Real Property comprise all of the real property used or intended to be used by the Company as of the date hereof in the Company Business. The current use and occupancy of the Real Property by the Company, or contemplated use and occupancy of the Real Property as of the date hereof by the Company, and the operation of the Company Business as currently conducted or contemplated to be conducted by the Company as of the date hereof thereon by the Company do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded Contract materially affecting such Real Property (the “Encumbrance Documents”). Neither Seller nor any Company Party has received any notice of violation of any Encumbrance Documents and, to the Knowledge of the Seller, there is no Basis for the issuance of any such notice or taking of any action for such violation. To the Knowledge of Sellers, there is no pending or anticipated change in any of the Encumbrance Documents that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of each Company Party’s business as currently conducted thereon. None of the improvements or facilities located on the Real Property encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would interfere with the use and occupancy of such Real Property or the continued operation of the Company Business as currently conducted thereon.

5.9 Personal Property. Except as set forth on Schedule 5.9 hereof, each of the Company Parties has good and marketable title to, or a valid leasehold interest in, all of its respective tangible personal property and assets free and clear of all Liens other than Permitted Liens. All tangible assets owned or leased by the Company Parties: (i) have been maintained in all material respects in accordance with generally accepted industry practice, (ii) are, in all material respects, in good operating condition and repair (ordinary wear and tear excepted) and (iii) are adequate for the uses to which they are being put. This Section 5.9 does not relate to Real Property or interests in Real Property, such items being the subject of Section 5.8, or to intellectual property, such items being the subject of Section 5.10.

5.10 Intellectual Property.

(a) Schedule 5.10(a) contains a complete list of all registered or unregistered Intellectual Property owned by the Company Parties (the “Owned Intellectual Property”). No Company Party has received any written notice challenging the Company’s or the Company Subsidiary’s, as the case may be, exclusive ownership of Owned Intellectual Property. All Owned Intellectual Property is valid and enforceable and each item of Owned Intellectual Property that is registered was applied for, registered or filed, as applicable, in compliance with all legal requirements, and all filings, payments and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Owned Intellectual Property in full force and effect have been made by the applicable deadline for such application, prosecution or registration.

(b) Schedule 5.10(b) contains a complete list of all registered or unregistered Intellectual Property licensed to a Company Party (other than generally commercially available, off the shelf software programs licensed pursuant to shrink wrap, “click to accept” or similar agreements) and all Internet addresses registered to a Company Party. All license or rights transfer agreements on Schedule 5.10(b) are in effect and, to the Knowledge of the Sellers, no party to any such Intellectual Property license is in breach thereof or default thereof.

(c) Except as disclosed in Schedule 5.10(c), the Company Parties own the entire right, title and interest in and to, free and clear of Liens other than Permitted Liens, or has the right to use pursuant to a valid license set forth in Schedule 5.10(b), all Intellectual Property used in the operation of the Company Business as currently conducted.

(d) No Company Party nor the operation of the Company Business is violating the Intellectual Property rights of any Person. There are no claims pending or, to the Knowledge of Sellers, threatened against any Company Party alleging that a Company Party or the Company’s operation of the Company Business is violating the Intellectual Property rights of any Person.

(e) To the Knowledge of the Sellers, no Person is violating, misappropriating, or otherwise infringing any Owned Intellectual Property.

(f) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will trigger any provision of any contract to which a Company Party is a party that will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, any Owned Intellectual Property or, to the Knowledge of the Sellers, licensed Intellectual Property, (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any Person or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(g) The Company has, since its inception, taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the operation of the Company. The Company requires all employees to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer. To the Knowledge of the Sellers, there has not been any breach by any party to such confidentiality agreements.

5.11 Material Contracts.

(a) Schedule 5.11(a) sets forth, by reference to the applicable subsection of this Section 5.11(a), each Contract to which a Company Party is a party to or to which any of the assets of the Company Parties is bound:

(i) relating to the purchase of materials, supplies, goods, services, equipment or other assets resulting in payments by a Company Party of $250,000 or more, in the aggregate, per annum;

(ii) for the sale by a Company Party of materials, supplies, goods, services, equipment or other assets (including without limitation silo storage agreements), and resulting in annual minimum dollar sales by the Company Parties of $250,000 or more, in the aggregate, per annum;

(iii) involving capital expenditures and sales of capital assets outside the Ordinary Course of Business;

(iv) requiring a Company Party to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(v) governing the borrowing of money or the guarantee or the repayment of Indebtedness in excess of $100,000 in the aggregate;

(vi) containing covenants limiting the freedom of the Company or the Company Subsidiary to compete in any line of business or with any Person or in any geographic area or market;

(vii) providing for the payment by the Company or the Company Subsidiary of any commission or similar payment to any Person;

(viii) pertaining to the lease, license, operation or other usage of Real Property, including without limitation all origin terminal agreements, destination terminal agreements, rail track agreements, transloading agreements, or the license of Intellectual Property;

(ix) containing any confidentiality or non-solicitation covenants (whether the Company Party or the counter-party to such agreement is bound by such provision);

(x) governing the employment of any employee of any Company Party; or

(xi) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise (the Contracts described in Sections 5.11(a)(i) through 5.11(a)(xi) are each a “Material Contract” and collectively, the “Material Contracts”).

(b) The Company has provided to Buyer true, correct and complete copies of each Material Contract, including any and all amendments, supplements and modifications thereto. Except as specifically described in the applicable subsection of Schedule 5.11(a), each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary and, to the Knowledge of Sellers, the other parties thereto, enforceable in accordance with its terms (except, solely with respect to Sections 5.11(a)(i) and (ii), to the extent that any Material Contract is fulfilled in accordance with its terms after the date hereof and prior to the Closing Date), subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults or any events which have occurred which, with or without notice or lapse of time or both, would constitute a material default under any of the Material Contracts by the Company or the Company Subsidiary, or to the Knowledge of Sellers, by any other party thereto. No counterparty to any Material Contract has provided the Company or the Company Subsidiary written notice of any plan or intention, or to the Knowledge of the Sellers, has threatened, to terminate, cancel, materially modify or not renew a Material Contract.

5.12 Insurance. Schedule 5.12 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies (including professional liability insurance) to which a Company Party is a party, named insured or otherwise the beneficiary of coverage, or under which a Company Party or any manager or officer of such Company Party is or has been a party, an insured or otherwise the beneficiary of coverage. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No Company Party has received notice of, nor to the Knowledge of the Sellers is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. To the Knowledge of Sellers, all material insurable risks of the Company Business are covered by such insurance policies. The consummation of the Transactions will not cause a lapse, cancellation or reduction in the coverage of such policies. The Company has provided or made available to Buyer complete and correct copies of the insurance policies listed on Schedule 5.12.

5.13 Litigation and Orders.

(a) Except as set forth on Schedule 5.13(a)(i), there are no Proceedings pending or, to the Knowledge of Sellers, threatened against any Company Party. Schedule 5.13(a)(ii) lists all Proceedings to which any Company Party was a party during the past three years (whether or not settled).

(b) Except as set forth on Schedule 5.13(b), (i) there is no Order to which any Company Party, or any of the assets owned or used by any Company Party, is subject, (ii) no Seller is subject to any Order that relates to the Company Business of or any of the assets owned or used by any Company Party.

5.14 Compliance with Laws. The Company Parties are in material compliance with all material applicable Laws and Orders, and no Proceeding has been filed or commenced against any Company Party alleging any noncompliance thereunder. During the immediately preceding three years, no Company Party has received any written notice from any Governmental Authority regarding any material violation of, or failure to materially comply with, any applicable Law.

5.15 Permits. Schedule 5.15 sets forth a list of all Permits held by any Company Party and used in the conduct of the Company Business. The Company is in material compliance with the terms of the Permits set forth in Schedule 5.15, and there is no pending or, to the Knowledge of Sellers, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Each such Permit is valid and in full force and effect, and none of such Permits will lapse, terminate or expire as a result of the performance of actions under this Agreement or the completion of the Transactions.

5.16 Labor Matters.

(a) Unions. (i) No Company Party is a party to or bound by any union contract, collective bargaining agreement, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company Parties have not agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the employees of any Company Party, and (iv) no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of any Company Party. No Company Party has experienced any labor strike, dispute, slowdown or stoppage.

(b) List of Employees, Etc. Schedule 5.16(b) sets forth a list of all employees and independent contractors of the Company Parties (limited to independent contractors that provide services exclusively to Company Parties) and their respective positions and the rates of all regular and special compensation and commissions payable to each such Person in any and all capacities and any regular or special compensation or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 5.16(b), the employees of the Company Parties are “at will” and the Company Parties’ do not employ any employee who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice and without further liability to such Company Party, other than liabilities under applicable Law. Schedule 5.16(b) sets forth all employment agreements entered into by any Company Party. Except as set forth on Schedule 5.16(b), no Company Party is a party to any independent contractor agreement or similar arrangement that cannot be terminated immediately.

5.17 Employee Benefit Plans.

(a) Schedule 5.17 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic, formal or informal, currently effective or terminated or governed by or not governed by ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, managers, officers, members, consultants, or independent contractors of the Company Parties or for which the Company Parties have or may have any Liability (all of the above being individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).

(b) To the Knowledge of Sellers, each Employee Plan has been maintained, operated and administered (i) in compliance, in all material respects, with its terms and any related documents or agreements, and (ii) in compliance, in all material respects, with all applicable Laws, including, without limitation, ERISA and the Code.

(c) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of Sellers, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(d) Neither of the Company Parties have or have ever had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(f) Neither the Company nor the Company Subsidiary maintain and neither have ever maintained or do not contribute, have never contributed, or have ever been required to contribute, to any Employee Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code).

(g) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will:

(i) result in any payment to be made by a Company Party, including severance, unemployment compensation, golden parachute (as defined in Section 280(g) of the Code) or otherwise, becoming due to any employee, director or consultant of a Company Party, or

(ii) increase any benefits or accelerate vesting otherwise provided under any Employee Benefit Plan.

(h) No condition, agreement or plan provision limits the right of a Company Party to amend, cut back or terminate any Employee Plan that it sponsors (except to the extent such limitation arises under ERISA).

5.18 Customers; Suppliers.

(a) Since December 31, 2012, other than in the Ordinary Course of Business, no Material Customer has (i) canceled or terminated any Contract with the Company or the Company Subsidiary, (ii) materially decreased the amount of services, supplies or materials it is willing to accept from the Company or the Company Subsidiary, (iii) materially decreased the price such Material Customer pays for services, supplies or materials provided by the Company or the Company Subsidiary or changed payment terms or (iv) provided the Company or the Company Subsidiary written notice of any plan or intention, or to the Knowledge of the Sellers, has threatened to terminate or cancel its Contract, materially decrease the amount of Company services, supplies or materials it is willing to accept or materially decrease the price such Material Customer pays for services, supplies or materials of the Company or the Company Subsidiary. All of the Company’s and the Company Subsidiary’s relationships with the Material Customers are on an arms’-length basis, and none of the Material Customers is an Affiliate of or Related Party to the Company, any of the Sellers or owners of the Sellers.

(b) Since December 31, 2012, other than in the Ordinary Course of Business, no Material Supplier has (i) canceled or terminated any Contract with Company or the Company Subsidiary, (ii) materially decreased the amount of services, supplies or materials it is willing to provide to Company or the Company Subsidiary, (iii) materially increased the price of services, supplies or materials provided to Company or the Company Subsidiary or changed payment terms or (iv) provided the Company or the Company Subsidiary written notice of any plan or intention, or to the Knowledge of the Company, has threatened to terminate or cancel its Contract, materially decrease its services, supplies or materials to Company or the Company Subsidiary or materially increase the price of its services, supplies or materials to Company or the Company Subsidiary. All of the Company’s and the Company Subsidiary’s relationships with the Material Suppliers are on an arms’-length basis, and none of the Material Suppliers is an Affiliate of or Related Party to the Company or the Company Subsidiary, any of the Sellers or owners of the Sellers.

5.19 Accounts Receivables.

(a) All Accounts Receivable: (i) were legally and validly incurred pursuant to bona fide, arms’-length transactions in the Ordinary Course of Business, (ii) reflect credit terms consistent with past practices, (iii) except as specifically provided on Schedule 5.19(a), are or will be current and collectible in amounts not less than the aggregate amount thereof, net of bad debt reserves that are specifically set forth in the Company’s balance sheet as of March 31, 2013 as set forth on Schedule 5.5(a), (iv) are collectible within 120 days of their respective creation (other than the receivables for prepaid state sales taxes), net of bad debt reserves that are specifically set forth in the Company’s balance sheet as of March 31, 2013 as set forth on Schedule 5.5(a), and (iv) are not subject to any claim, dispute, counterclaim, defense or set-off. Except as set forth on Schedule 5.19(a), to Seller’s Knowledge, there is no fact, condition, event or circumstance that has resulted, or would reasonably be expected to result, in any material increase in the un-collectability of any Accounts Receivable.

(b) Except as otherwise set forth on Schedule 5.19(b), no Company Party has written-off any Accounts Receivable, or settled any Accounts Receivable for less than their face amounts, since December 31, 2012. Except as otherwise set forth on Schedule 5.19(b), the Company Parties have good, valid and marketable title to the Accounts Receivable, free and clear of all Liens other than Permitted Liens. The Company Parties have not sold, factored, securitized, or consummated any similar transaction with respect to any of the Accounts Receivable.

5.20 Accounts Payable; Inventory.

(a) All of the accounts payable that relate to the Company Business are reflected in the Financial Statements and arose from bona fide, arms’-length transactions in the Ordinary Course of Business. Except for as set forth on Schedule 5.20(a), each such account payable has been or will be paid on or before it becomes delinquent in the Ordinary Course of Business.

(b) All of the Inventory: (i) was purchased or acquired and is maintained in the Ordinary Course of Business, (ii) is reflected in the Financial Statements at a value equal to the lower of cost and market value, and is usable or saleable in the Ordinary Course of Business, net of appropriate reserves for damaged, obsolete or excess inventory that are reflected in the Most Recent Financial Statements, (iii) is sufficient in quantity to operate the Company Business as presently conducted and as contemplated by the Company as of the date hereof to be conducted and (iv) is of good quality and is free from any material defect or other deficiency (whether in design or manufacture).

5.21 Environmental Matters.

(a) Except as set forth on Schedule 5.21(a)(i), the Company Parties have obtained and are in possession of all licenses, permits, certificates, approvals, registrations, authorizations, variances and similar rights issued by any Governmental Authority that are required by applicable Environmental Laws to be held by the Company Parties for the operation of the Company Business as conducted (collectively, “Environmental Licenses”), including Environmental Licenses related to emissions, discharges, storage, use, purchase, Releases, or threatened Releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. All such Environmental Licenses are identified on Schedule 5.21(a)(ii). The Sellers and the Company Parties are and have been in compliance in all material respects with the terms of all Environmental Licenses, and no Proceeding is pending or, to the Knowledge of Sellers, threatened, seeking the revocation, cancellation, suspension, modification or limitation of any Environmental License.

(b) Except as set forth in Schedule 5.21(b), the Sellers and the Company Parties are and have been in compliance with all applicable Environmental Laws in all material respects.

(c) Except as set forth in Schedule 5.21(c), there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from the Real Property or any property formerly owned, leased or operated by a Company Party, except in compliance in all material respects with applicable Environmental Laws.

(d) Except as set forth in Schedule 5.21(d), no Company Party has received any notice, demand, request for information, citation, summons or order, and there are no Proceedings pending or, to the Knowledge of Sellers, threatened against the Sellers or a Company Party or to which any of their assets are subject, arising out of or relating to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or the Company Subsidiary of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

(e) Except as set forth in Schedule 5.21(e), no Company Party is currently operating or required to be operating the Company Business or any of their assets under any compliance or consent order, decree or agreement issued or entered into under any Environmental Law.

(f) Except as set forth in Schedule 5.21(f), none of the following exists on, at or under the Real Property or to the Knowledge of Sellers, at any property formerly owned, leased or operated by a Company Party: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing any polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(g) The Sellers and the Company Parties have made available to Buyer all environmental audits, assessments, studies, tests or other evaluations of the Real Property or any other property formerly owned, leased or operated by a Company Party that are in the possession or subject to the control of Sellers or a Company Party, or any of their consultants, agents or representatives.

(h) Neither the Company nor its successors in interest or transferees of title to the Owned Real Property on Route 555, Driftwood, Pennsylvania (the “Driftwood Property”) are liable or in any way responsible for the releases of hazardous substances prior to April 14, 2011 described in that certain Indenture dated April 14, 2011, between Driftwood Development Company, LLC, as Grantor, and the Company, as Grantee (Cameron County Recorder of Deeds, Book 211, Page 266), in accordance with Act 2 (P.S. §6026.101 et seq.).

5.22 Related Party Transactions. Except as set forth on Schedule 5.22, none of the Company Parties, Sellers or any of Related Party of any Company Party or Seller, nor any current or former manager, officer or employee of the Company or the Company Subsidiary: (a) has any direct or indirect interest in any material property, asset or right that is owned or used by a Company Party in the conduct of its business or (b) is a party to any agreement or transaction with a Company Party.

5.23 Brokers. Except for Cowen Securities LLC (the successor in interest Dahlman Rose & Company LLC), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or a Company Party.

5.24 Certain Payments. None of the Company Parties or any director, executive, employee, agent, or representative of a Company Party, or any other Person acting on any of their behalf has (a) directly or indirectly, used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenditures related to domestic or foreign political activity; (b) directly or indirectly, in breach of applicable law, used, given, offered, promised, or authorized the giving of any money, gifts, favors, entertainment or any other thing of value to any foreign government official, any employee of a foreign state-owned or controlled enterprise, any employee of a public international organization, any foreign political party, or any candidate for foreign political office (collectively “Government Officials”) for the purpose of influencing an act or decision of any Government Official or inducing any Government Official to use his or her influence or position to affect any government act or decision in order to obtain or retain business of the Company; (c) violated any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any comparable applicable anti-corruption law of any jurisdiction; (d) directly or indirectly, made any other payment in material violation of applicable law; (e) breached any applicable Law, made any payoff, influence payment, bribe, kickback, unlawful rebate, or off-the-books payment to any Person on behalf of a Company Party; (f) established or maintained any hidden, secret, or unrecorded fund or account of any nature on behalf of a Company Party; or (g) made any false or fictitious entry or failed to make any entry in a Company Party’s books and records in violation of applicable law. Except as set forth in Schedule 5.24, no Company Party employs foreign agents or representatives or directly import or export any products from or to any foreign countries.

5.25 Disclosure. None of the representations or warranties of the Company, the Company Subsidiary or the Sellers contained in this Agreement (including the Schedules hereto) or any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Sellers, there is no event or circumstance which the Sellers have not disclosed to Buyer which could reasonably be expected to have a Company Material Adverse Effect.

5.26 No Other Representations and Warranties. Except for the representations and warranties made by Sellers in Article 4 and Article 5 and in the Ancillary Agreements, no Seller, nor any of their Representatives, makes any other representation and warranty (whether express or implied) to the Buyer with respect to the subject matter of this Agreement, the Company, the Company Business, or the Transactions, and each Seller hereby disclaims any such other representation or warranty (including any representation or warranty that could be deemed to have been made in, or with respect to any of the information set forth in, the confidential information memorandum (the “Confidential Information Memorandum”) prepared by the Company on behalf of the Sellers and furnished by Cowen Securities LLC (the successor in interest of Dahlman Rose & Company LLC), as financial advisor to the Company, a copy of which Confidential Offering Memorandum was previously delivered to Buyer, or in any Due Diligence Materials).

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:

6.1 Existence and Good Standing. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

6.2 Power. Buyer has the limited partnership power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Seller, represent the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

6.4 No Conflict. Except as set forth on Schedule 6.4, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, nor the performance by the Buyer of its obligations hereunder or thereunder, will (a) violate or conflict with the Organizational Documents of Buyer or any Law or Order applicable to Buyer or by which any of its properties or assets are bound, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration under, create in any Person the right to terminate, modify or cancel, or require prior notice under, any Contract to which Buyer or any of its assets or properties are subject, or result in the creation or imposition of any Lien upon any of Buyer’s assets.

6.5 Government Approvals. Except as set forth on Schedule 6.5, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Government Authority is required in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the completion of the Transactions.

6.6 Investment Intention. Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view to the distribution of such Interests. Buyer understands that the sale of the Interests has not been registered under the Securities Act of 1933, and the Interests cannot be offered or re-sold unless such offer and sale is subsequently registered under the Securities Act of 1933 or an exemption from such registration is available to Buyer.

6.7 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer.

6.8 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Knowledge of Buyer, no such Proceeding has been threatened.

6.9 Due Diligence Review; No Reliance. The Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company and that it is entering into the Transactions based on such review and, except for those specific representations and warranties made by the Sellers in Article 4 and Article 5, it is not relying upon any representation or warranty of the Sellers or any Affiliate or Representative thereof, express or implied, and that either the Sellers nor the Company have made any representation or warranty, express or implied, with respect to any information set forth in the Confidential Information Memorandum or any of the information set forth or provided in management presentations relating to the Company Business made available to the Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), financial projections or other projections, information provided in response to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing (including during any management presentations or similar presentations), or any other information (such information, collectively, “Due Diligence Materials”); (b) it has had access to its full satisfaction to the Company and the books, records, employees, members and Representatives of the Company; and (c) it has had such opportunity to seek accounting, legal and other advice or information in connection with the execution and delivery of this Agreement and Ancillary Agreements relating to the Transactions as it has determined are necessary or appropriate.

6.10 Undisclosed Principals or Agents. The Buyer intends to, and will, complete the Transactions for its own account and the Buyer is not acting as an agent, broker, or other intermediary or Representative for any undisclosed Person.

6.11 Disclosure. None of the representations or warranties of the Buyer contained in this Agreement (including the Schedules hereto) or any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. To the Knowledge of Buyer, there is no event or circumstance which the Buyer has not disclosed to the Sellers which could reasonably be expected to have a Buyer Material Adverse Effect.

6.12 Public Filings; Financial Statements. (i) Since August 16, 2012, Buyer has filed all reports required to be filed under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (ii) all of the SEC Reports, as filed with the SEC, (A) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations promulgated thereunder, in each case as in effect on the date so filed, and (B) did not contain when filed, or if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the financial statements (including, in each case, any related notes) contained in the SEC Reports complied in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the date so filed, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end recurring adjustments).

6.13 Compliance with Laws. Buyer is in material compliance with all material applicable Laws and Orders, and no Proceeding has been filed or commenced against Buyer alleging any noncompliance thereunder. During the immediately preceding three years, Buyer has not received any written notice from any Governmental Authority regarding any material violation of, or failure to materially comply with, any applicable Law.

6.14 Resources to Complete Transactions. Buyer shall have on the Closing Date sufficient cash, available lines of credit or other resources of immediately available funds to pay the Cash Purchase Price.

6.15 Tax Status. Buyer is, and at the time of the Closing will be, classified as a partnership for federal income Tax purposes and has never filed an election under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation for Tax purposes or been classified as an association taxable as a corporation under Section 7704 of the Code. Buyer is not, and at the time of the Closing will not be, treated as an “investment company” as defined for purposes of Section 721(b) of the Code.

ARTICLE 7: COVENANTS

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer

(which consent shall not be unreasonably withheld or delayed), the Sellers shall, and shall cause the Company to: (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use its commercially reasonable efforts to preserve intact its material business relationships with customers, suppliers, and other Persons having business dealings with it, and to keep available the services of its officers, members and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 7.1, the Sellers shall:

(a) cause the Company Parties to preserve and maintain all of their Permits;

(b) cause the Company Parties to pay their debts, Taxes and other obligations when due;

(c) cause the Company Parties to collect all accounts receivable and pay all accounts payable in the Ordinary Course of Business and consistent with past practice;

(d) cause the Company Parties to maintain the properties and assets owned, operated or used by the Company Parties in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) cause the Company Parties to continue in full force and effect without modification of any insurance policies, except as required by applicable Law;

(f) cause the Company Parties to defend and protect their properties and assets from infringement or usurpation;

(g) cause the Company Parties to perform all obligations under all Contracts relating to or affecting the properties, assets or business of the Company Parties;

(h) cause the Company Parties to maintain their respective books and records in accordance with past practice;

(i) cause the Company Parties to comply in all material respects with all applicable Laws;

(j) not enter or permit the Company Parties from entering into any Contracts outside the Ordinary Course of Business or that provide for expenditures or receipts in excess of $150,000 if such Contracts cannot be terminated without liability on 30-days’ notice;

(k) not cause or permit the Company Parties from amending their respective Organizational Documents;

(l) not cause or permit the Company Parties to take any action that would cause a representation under Article 4 or Article 5 to be untrue at Closing; and

(m) not cause or permit the Company Parties to take any action that would cause any of the changes, events or conditions described in Section 5.6 to occur.

7.2 Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause the Company to: (a) afford Buyer and its Representatives access to and the right to inspect all of the Company’s Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company Parties; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Parties as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate fully with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted with reasonable advance notice to the Sellers’ Representative, under the supervision of Sellers’ designated personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 7.2 shall be submitted or directed exclusively to the Sellers’ Representative or such other individuals as the Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Company Parties shall be required to disclose any information to Buyer if such disclosure would be reasonably likely to: (i) cause significant competitive harm to the Company Parties or the Company Business if the transactions contemplated by this Agreement are not consummated, provided that disclosure of the Transaction and the Company Business after Closing shall be deemed not to cause competitive harm; (ii) jeopardize attorney-client privilege; or (iii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement. Notwithstanding the foregoing, prior to the Closing, Buyer shall not contact any suppliers to, or customers of, the Company, and Buyer shall have no right to perform invasive or subsurface investigations of any of the Real Property, in each case, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

7.3 Notification of Certain Matters. From time to time prior to the Closing, the Sellers and the Buyer shall promptly notify each other of the occurrence or non-occurrence of any event or circumstance that, to Sellers’ Knowledge or Buyer’s Knowledge, as applicable, indicates (a) that any of the representations and warranties set forth herein may not be, will not be, or are not, true and correct, or (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, agreement or condition to be complied with or satisfied by it pursuant hereto (any such notification, a “Required Notification”); provided, however, that in each case, such disclosure shall not be deemed to (i) amend or supplement the Schedule, (ii) cure any breach of such representation, warranty, covenant or agreement, or (iii) otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice (including, without limitation, the right to seek indemnification under Article 11 with respect to the subject matter of such Required Notification).

7.4 Resignations. Sellers shall deliver or cause to the delivered to Buyer written resignations, effective as of the Closing Date, of the officers and managing members of the Company and the Company Subsidiary on or prior to the Closing.

7.5 Company Headquarters. Buyer acknowledges that the Company currently maintains its headquarters at 7022 Route 6, Sheffield, Pennsylvania 16347. Buyer shall, and shall cause the Company to, maintain Company offices at such location for a period commencing on the Closing Date and ending on the date that is 12 months from the Closing Date.

7.6 Company Employees.

(a) After the Closing, the Buyer shall cause the Company to establish a $250,000 employee retention bonus pool, which shall be equally divided among and paid to the Persons that are employees of the Company immediately before the Closing and that remain employed by the Company on the six month anniversary of the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, no employee of the Company shall be deemed a third party beneficiary of any provision of this Agreement or have any right to enforce any provision of this Agreement against the Company or the Buyer.

(b) If any Seller establishes or determines to pay, pays or agrees to pay, or establishes any fund or similar vehicle for any payment of, any severance payment or similar benefit to any employee of the Company whose employment is terminated following the Closing, then such Seller shall keep such determination, payment, agreement to pay, fund or similar vehicle, severance or similar benefit confidential and subject to the terms of Section 7.9(b) and not disclose such determination, payment, agreement to pay, fund or similar vehicle, severance or similar benefit to any Person that is not a party to this Agreement without the prior written consent of Buyer or unless such disclosure if permitted pursuant to the terms of the Confidentiality Agreement.

7.7 Closings and Mass Layoffs. If the Company lays off employees after the Closing in a manner that triggers any Liability under the WARN Act, then the Company (not Sellers) shall bear such Liability.

7.8 Director and Officer Indemnification and Insurance.

(a) For a period of six years after the Closing, Buyer covenants and agrees that it will not, nor will it permit any other Affiliate of the Buyer or any other Person to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Organizational Documents of the Company relating or pertaining to exculpation or indemnification of officers, members and managers thereof with respect to acts and omissions before Closing, it being the intent of the parties hereto that the officers, members and managers of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of applicable Law and the provisions of the Organizational Documents of the Company as currently in effect on the date hereof with respect to such pre-Closing acts and omissions. Notwithstanding anything to the contrary, no Member, Owner or manager of the Company shall be entitled to indemnification for any claims brought by any other Member, Owner or manager of the Company for any acts or omissions in connection with the transactions contemplated by this Agreement.

(b) The obligations of Buyer and the Company under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Person to whom this Section 7.8 applies without the consent of such Person (it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 7.8, each of whom may enforce the provisions of this Section 7.8).

(c) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper and appropriate provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 7.8.

7.9 Confidentiality.

(a) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and shall remain in full force and effect from the date hereof through and including the Closing Date, subject to extension as provided in Section 10.2 (regardless of any termination or expiration date set forth therein), and covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. The Sellers acknowledge and agree that Buyer will issue a press release and make certain securities filings announcing the execution of the Agreement and the Transactions as required by applicable securities laws and exchange listing standards.

(b) For two years after the Closing, each Seller agrees to abide by and be bound by the terms and conditions of the Confidentiality Agreement with respect to all information covered thereby as if such Seller were a party to such Confidentiality Agreement and a recipient of such information.

7.10 Non-Competition; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller hereby agrees not to, directly or indirectly, alone or as a partner, joint venturer or equity interest holder of any Person (other than the Company), (i) engage in or assist others in engaging in a Competing Business anywhere in North America; (ii) have an interest in any Person that engages directly or indirectly in a Competing Business anywhere in North America, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between a Company Party and customers or suppliers of a Company Party. Notwithstanding the foregoing, the provisions of this Section 7.10 shall not prohibit any Seller from (A) making investments in entities the equity of which is traded on a regulated stock exchange but only to the extent such Seller owns no more than two percent of the outstanding stock thereof, or (B) engaging in those businesses, activities or ventures set forth on Schedule 7.10(a).

(b) Except as set forth on Schedule 7.10(b), during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of a Company Party or encourage any such employee to leave such employment or hire any such employee who has left such employment, except for general solicitations which are not directed specifically to any such employees, provided that Sellers and their Affiliates shall continue to be restricted from hiring any person that responds to such permitted solicitation, if such person is, after due inquiry, reasonably known to such Seller to be an employee of a Company Party.

(c) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of a Company Party or potential clients or customers of a Company Party for purposes of diverting their business or services from such Company Party.

(d) Each of Sellers acknowledges that a breach or threatened breach of this Section 7.10 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Sellers acknowledge that the restrictions contained in this Section 7.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.11 HSR; Consents.

(a) Each party hereto shall, as promptly as possible, but in any event no later than the 10th Business Day following the date hereof, make, or cause or be made, all filings and submissions required under HSR with respect to the transactions contemplated by this Agreement. Thereafter, each party shall use its reasonable efforts to obtain, or cause to be obtained, HSR clearance with respect to the consummation of the transactions contemplated by this Agreement as promptly as practicable. Each party shall cooperate in all reasonable respects with the other parties in promptly seeking to obtain such HSR clearance. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding such HSR filing or clearance, subject to each party’s obligations to comply with applicable Laws.

(b) Prior to Closing, Sellers shall use all reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 5.4.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use its reasonable efforts to:

(i) respond to any inquiries from any Governmental Authority regarding the HSR filing with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii) in the event any Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the HSR filing for the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder a reasonable time in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any HSR related meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 7.11 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f) Buyer shall be responsible for the payment of all HSR filing fees.

7.12 Exclusive Dealing.

(a) During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with Article 10 and (ii) the Closing Date, neither the Sellers, nor any of their Affiliates (including the Company Parties) shall take any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning the purchase of the Company or the Company Subsidiary (whether by merger, sale of assets, sale of equity, refinancing, recapitalization or other similar transaction).

(b) Immediately following the execution of this Agreement, the Sellers shall, and shall cause each of their respective Affiliates and Representatives to, terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and the Representatives), concerning the purchase of the Company or the Company Subsidiary (whether by merger, sale of assets, sale of equity, recapitalization or other similar transaction).

(c) Buyer acknowledges that the mere receipt by any Seller or the Company or any of their Representatives of an unsolicited inquiry or proposal regarding any transaction of the type described in this Section 7.12 will not constitute a breach of the Sellers’ obligations under this Section 7.12, so long as the Sellers do not otherwise violate any of the covenants imposed upon the Sellers under this Section 7.12. The Sellers shall promptly advise Buyer orally and in writing of any request for information or inquiry or proposal regarding any transaction of the type described in this Section 7.12, the material terms and conditions of such request or inquiry, and the identity of the Person making the same.

7.13 Efforts to Close. Subject to the terms and conditions hereof, and except as otherwise as set forth in Section 7.11, Buyer and the Sellers shall use their respective commercially reasonable efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to expeditiously satisfy the closing conditions set forth in Article 9 and to consummate the Transactions as promptly as practicable, and (ii) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings in connection with the foregoing.

7.14 Transfer of Cash. Immediately prior to the Closing Date, Sellers shall be permitted to (a) sweep, or cause to be swept, to accounts of the Sellers collected funds in the bank accounts of the Company and the Company Subsidiary, and (b) transfer, or cause to be transferred, to the Sellers all Cash (it being understood that nothing in this Agreement shall require the Sellers to ensure or otherwise convey to Buyer any Cash at the Closing). For purposes of clarity, no sweep or transfer of Cash as contemplated by this Section 7.14 shall constitute, be deemed to constitute, or otherwise result in (i) a breach of any representation or warranty made by the Sellers under this Agreement (whether as of the date hereof or as brought down on and as of the Closing Date pursuant to Section 9.2(a)) or in any certificate delivered hereunder, (ii) a breach of any covenant set forth in this Agreement, or (iii) the failure of any condition to Closing provided in Article 9 hereof. For the avoidance of doubt, any dividend or other distribution of Cash by the Company, or any conversion of any asset of any Company Party that is not a current asset, shall not affect the Target Closing Working Capital or Sellers’ obligations under Section 2.4.

7.15 Post-Closing Information. For a period of seven years or such shorter period that records are required to be retained by applicable Law, following the Closing, the Buyer shall, and shall cause the Company and any applicable Affiliates of the Buyer to, provide to the Sellers and/or their respective Representatives and Affiliates information (in any form) in its possession, following receipt of a reasonable, written request therefor, to the extent necessary for each Seller or its Affiliates to prepare for, prosecute or defend against any Proceeding related to the Company or the Company Business, or to enable the Sellers, their Affiliates, and their respective Representatives to prepare, complete and file all required federal, State and local Tax Returns in accordance with applicable Law with respect to the period before Closing.

7.16 2010 Audited Financials. From the date hereof until the Closing, Sellers shall, and shall cause the Company Parties and their respective officers, employees, advisors and other representatives to, at Buyer’s sole cost and expense, use commercially reasonable efforts to progress the preparation of the audited financial statements of the Company for the fiscal year ended 2010, together with unqualified audit reports relating thereto and a consent from the Company’s auditors consenting to the filing of such financial statements in Buyer’s filings with the SEC.

7.17 Termination of Affiliate Arrangements. Prior to the Closing but conditioned upon the Closing, except for this Agreement and any indemnity, contribution, sellers’ representative or other agreements entered among the Sellers (and not the Company) in connection with the transactions contemplated hereby, each Company Party shall terminate, or cause to be terminated, any Contract(s) between any Company Party, on the one hand, and any director or officer of any Company Party, any Seller or Owner, or any Affiliate of such Seller or Owner, on the other hand, in full without any consideration or further liability to any Company Party, and the Company shall deliver to Buyer evidence of such termination in a form reasonably acceptable to Buyer.

7.18 Waiver of Right of First Offer. Each Member hereby irrevocably and unconditionally waives any right it may have (whether pursuant to the LLC Agreement, any other Contract or otherwise) to purchase or otherwise acquire any Interests not owned by such Member as contemplated by this Agreement, and further waives any obligation of the other Members to deliver any notice to such Member in connection with sale of the Interests contemplated hereunder.

ARTICLE 8: TAX MATTERS

8.1 Apportionment of Taxes; Certain Tax Returns.

(a) Apportionment of Taxes of the Company. For purposes of determining the Sellers’ obligation to indemnify the Buyer Indemnified Parties pursuant to Section 11.2(a)(v):

(i) The parties will, to the extent permitted by applicable Laws, elect with the relevant Taxing Authority to treat for all purposes the Apportionment Date as the last day of a Pre-Closing Tax Period of the Company and the Company Subsidiary, such that the Company and the Company Subsidiary file applicable Tax Returns for a period that end on (and include) the Apportionment Date; and

(ii) In the case of any Straddle Period, where applicable Laws do not permit the Company or the Company Subsidiary to treat the Apportionment Date as the last day of a Pre-Closing Tax Period of the Company or the Company Subsidiary, then for purposes of this Agreement, the portion of any Tax that is attributable to the portion of such Straddle Period ending on the Apportionment Date shall be: (A) in the case of income Taxes or Taxes resulting from, or imposed on, sales, receipts, use, transfers or assignments of property, or wages, withholdings, or other payments (including, for the avoidance of doubt, Pennsylvania’s capital stock tax), the amount that would be payable for such period determined as if the Company or the Company Subsidiary filed a Tax Return for the portion of the Straddle Period ending on (and including) the Apportionment Date, based upon an interim closing of the books of the Company or the Company Subsidiary on the Apportionment Date; and (B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction, (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Apportionment Date and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

(b) Seller Prepared Tax Returns. Sellers, at their sole cost and expense, but subject to Buyer’s review and comment, shall be required to, and shall have the sole and exclusive authority to, prepare or cause to be prepared on behalf of the Company its Form 1065, U.S. Return of Partnership Income, for the Tax year that includes the Closing Date, including the issuance of a Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc., to each Person who was a partner for U.S. federal income tax purposes of the Company during such Tax year and whether to file any extension to file such Tax Return (“Seller Prepared Tax Returns”). Notwithstanding any other provision of this Agreement to the contrary, Sellers shall cause the Company to make the election described in Section 754 of the Code on such Form 1065 for the tax year that includes the Closing Date. Sellers shall submit, or cause to be submitted, such Seller Prepared Tax Returns to Buyer at least thirty (30) days prior to the due date for the filing of such Seller Prepared Tax Returns (taking into account any valid extensions of time to file) for Buyer’s review and comment.

8.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) are to be borne one half by the Buyer and one half by the Sellers. Tax Returns and other documentation relating to Transfer Taxes shall be prepared and caused to be filed by the Buyer, at its own expense, and Buyer shall timely pay the Transfer Taxes set forth on such Tax Return, subject, however, to reimbursement by the Sellers for its share of the Transfer Taxes within five days of payment. The parties hereto and their Affiliates shall cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns for Transfer Taxes and in obtaining all available exemptions from such Transfer Taxes.

8.3 Cooperation; Audits. Sellers, upon the written request of Buyer, will cooperate with Buyer and the Company, and Buyer, upon the written request of Sellers, will cooperate, and will cause the Company to cooperate, with Sellers, and, at any time and from time to time, afford to the other party or its or their Affiliates or any of its or their Representatives, full and complete access to the books and records of the Company (including all accounting, financial and Tax records and Tax Returns) as shall be necessary or desirable to permit Sellers, Buyer and the Company, and its and their Affiliates, to (i) effectuate the provisions of Sections 8.1, 8.2, and 8.4, (ii) amend any Tax Return, or (iii) obtain any Tax certificate or document from a third party. In connection therewith, Buyer will cause the Company and its and their Affiliates, to make available, or cause to be made available, to Sellers, on a mutually convenient basis, such qualified personnel of Buyer and the Company, and its and their Affiliates, as Sellers may reasonably request to assist in the compilation of the information necessary to prepare and file the Tax Returns referred to in Section 8.1(b) and otherwise effectuate the provisions of Sections 8.1, 8.2 and 8.4.

8.4 Certain Controversies. Buyer will, and Buyer will cause the Company and its and their Affiliates to, promptly notify Sellers in writing upon receipt by Buyer, the Company or its or their Affiliates of (i) written notice of any pending or threatened examination, investigation, audit or other similar Proceeding in respect of any Seller Prepared Tax Return, or (ii) the issuance by any Taxing Authority to Buyer, the Company or its or their Affiliates, of a written notice of deficiency, a notice of settlement or reassessment, a proposed adjustment, or the written assertion of any claim or demand concerning any Seller Prepared Tax Return (a “Tax Controversy”). Sellers shall have the right, at their sole cost and expense, to control any such examination, investigation, audit or other Proceeding, assertion or determination by any Taxing Authority, initiate any claim for refund or amended return, and contest, resolve and defend against any deficiency, assessment, settlement, reassessment, adjustment, claim or demand concerning any Seller Prepared Tax Return, provided, however, that if any Tax Controversy would affect any item of income, gain, loss, deduction or credit of Buyer or the Company for any period after the Closing, Sellers shall not settle the portion of the Tax Controversy that relates to such item(s) without Buyer’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned, and Buyer and the Company shall be entitled to attend and participate in any such Tax Controversy at their sole cost and expense.

8.5 Tax Treatment. Except as otherwise required by Law, Buyer and Sellers agree that the purchase of the Interests by Buyer in exchange for the Purchase Price shall, for U.S. federal income tax purposes (and state and local income Tax purposes where applicable), be reported (a) as a “merger or consolidation” (within the meaning of Treasury Regulations Section 1.708-1(c)) of the Company and Buyer, governed by the “assets-over” form described in Treasury Regulations Section 1.708-1(c)(3)(i), in which the Company is the “terminated” partnership (within the meaning of Treasury Regulations Section 1.708-1(c)) and Buyer is the “resulting” partnership (within the meaning of Treasury Regulations Section 1.708-1(c)), and the applicable Sellers are treated as selling a portion of their Interests to Buyer for each such Seller’s share of the Cash Purchase Price pursuant to Treasury Regulations Section 1.708-1(c)(4) (and each such Seller hereby expressly consents to such application of Treasury Regulations Section 1.708-1(c)(4)) immediately prior to the Closing. Except as required by Law, none of the parties hereto shall take any position for U.S. federal income tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with such treatment.

8.6 Tax Treatment of Indemnity Payments. For U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable), any indemnity payment by the Sellers to Buyer made pursuant to Section 11.2(a) and any indemnity payment by Buyer to the Sellers made pursuant to Section 11.2(c) to the extent attributable to the Unit Purchase Price will be treated as Capital Contributions (as defined in the Partnership Agreement) by Sellers to Buyer and distributions from Buyer to the Sellers, respectively; provided, however, that such payments will not affect (a) the Capital Account (as defined in the Partnership Agreement) of any Seller or (b) the distributions or allocations to be made to any Seller under the Partnership Agreement; provided, further, that nothing in this sentence shall affect Buyer’s ability to adjust the Carrying Values (as defined in the Partnership Agreement) of any assets.

ARTICLE 9: CONDITIONS PRECEDENT

9.1 Conditions to Obligations of All Parties. The obligations of each of the Buyer and the Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) any waiting periods under the HSR Act with respect to the Transactions or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws to consummate the Transactions shall have expired, been terminated, been made or been obtained; and

(b) the consummation of the Transactions shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the Transactions by any Governmental Authority that prevents the consummation of the Transactions or has the effect of making such consummation thereof illegal.

9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of the Company Parties and Sellers contained in Article 4 and Article 5 shall have been true and correct in all material respects as of the date hereof and as of the Closing Date, provided, however, that with respect to any representations and warranties that are qualified by materiality or “Company Material Adverse Effect,” or similar references, such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(b) the Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c) Buyer shall have received a certificate, dated as of the Closing Date and signed by each of the Sellers, that each of the conditions set forth in Sections 9.2(a) and 9.2(b) shall have been satisfied;

(d) the Sellers shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to the Buyer pursuant to Section 3.1;

(e) the Sellers shall have delivered audited financial statements of the Company for the fiscal years ended 2012 and 2011, together with unqualified audit reports relating thereto and a consent from the Company’s auditors consenting to the filing of such financial statements in Buyer’s filings with the Securities and Exchange Commission, which consent shall be acceptable to Buyer in all reasonable respects;

(f) no Action shall have been commenced against the Buyer, any of the Sellers or the Company Parties, which would prevent or delay the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the Transactions;

(g) all approvals, consents (including consents to filings of documents as exhibits to the Buyer’s SEC filings) and waivers that are listed on Schedule 5.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(h) all related party transactions set forth on Schedule 5.22 shall have been terminated (including all related party receivables and payables); and

(i) from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

9.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment or waiver of the Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Buyer contained in Article 6 shall have been true and correct in all material respects as of the date hereof and as of the Closing Date, provided, however, that, with respect to any representations and warranties that are qualified by materiality, “Buyer Material Adverse Effect,” or similar references, such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c) the Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied; and

(d) Buyer shall have delivered, or caused the delivery of, all the funds, certificates, instruments, agreements and other documents required to be delivered to the Seller pursuant to Section 3.2.

9.4 Frustration of Closing Conditions. Neither the Buyer nor the Sellers may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such party’s bad faith actions or such party’s failure to use commercially reasonable efforts to cause the Closing to occur in accordance with Section 7.11 and Section 7.13.

ARTICLE 10: TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each Seller and Buyer;

(b) by Buyer or all the Sellers if the Closing does not occur on or before July 31, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Buyer by written notice to the Sellers’ Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the Buyer’s conditions specified in Section 9.1 or 9.2, and such breach, inaccuracy or failure cannot be cured by the Sellers by the End Date;

(d) by all the Sellers by written notice to Buyer if no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the Seller’s conditions specified in Section 9.1 or 9.3 and such breach, inaccuracy or failure cannot be cured by Buyer by the End Date; or

(e) by Buyer or all the Sellers if (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an Order permanently restraining or enjoining the Transactions and such Order shall have become final and non-appealable.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or the Sellers or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of Sections 7.9 (Confidentiality) and 10.3 (Remedies), and Article 13 shall remain in full force and effect and survive any termination of this Agreement. In addition, if this Agreement is terminated in accordance with Section 10.1, Buyer agrees that the term of the Confidentiality Agreement shall be extended for a period of two years from the date of such termination.

10.3 Remedies. Any party hereto terminating this Agreement pursuant to Section 10.1 shall have, in addition to all other remedies available hereunder and under applicable Law, the right to recover damages sustained by such party as a result of any bad faith intentional breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or for actual fraud; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 10.1.

ARTICLE 11: INDEMNIFICATION

11.1 Survival Periods.

(a) The representations and warranties of Sellers and Buyer contained in this Agreement will survive for a period ending 18 months after the Closing Date; provided, however, that (i) the Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing without limitation and (ii) the representations and warranties of the Sellers set forth in Section 5.7 (Taxes), Section 5.17 (Employee Benefit Plans) and Section 5.21 (Environmental Matters) shall survive until the date that is 60 days following the expiration of the statute of limitations applicable thereto.

(b) Notwithstanding anything to the contrary contained in this Article 11, (i) any claim for indemnification hereunder that is pending prior to the expiration of such representation, warranty, covenant or agreement upon which such claim is based may continue to be asserted and indemnified against until finally resolved and (ii) the Sellers shall have no liability to any Buyer Indemnified Party under this Article 11 for and with respect to any inaccuracies in or breaches of representations, warranties, covenants and agreements contained in this Agreement, as applicable, unless notice of such claim with respect thereto has been furnished to the Sellers on prior to the expiration date thereof in accordance with Section 11.4.

11.2 Indemnification.

(a) On the terms and subject to the conditions and limitations contained in this Article 11, the Sellers shall, severally and jointly, indemnify and hold harmless Buyer and its officers, directors, managers, partners, employees, agents, representatives, stockholders, members and Affiliates (each, a “Buyer Indemnified Party”) from and against any and all Losses arising from: (i) any inaccuracies in or any breach of any representation or warranty of any Seller contained in Article 5; (ii) any breach of the covenants or agreements of any Seller contained in this Agreement; (iii) fraudulent acts or omissions by any Seller (“Fraud Claims”); (iv) Liabilities arising in connection with any Proceeding relating to the matter identified on Item No. 1 on Schedule 5.5(c); (v) all Taxes (or the nonpayment thereof) of the Company and the Company Subsidiary for or that are attributable to any Pre-Closing Tax Period, to the extent the Liability of the Company and the Company Subsidiary for such Taxes exceeds the amount reflected or reserved for such Taxes in the Most Recent Financial Statements and taken into account in the determination of Working Capital; provided, however, that the Sellers will have no Liability or obligation for any Taxes of the Company or the Company Subsidiary attributable to transactions that occur after the Closing (i.e. through the end of the Closing Date, provided that Taxes after the Closing and on the Closing Date arise in the Ordinary Course of Business); and (vi) any inaccuracy in or any breach of the representations and warranties of any Seller contained in Section 5.21 with respect to the Driftwood Property, which inaccuracy or breach shall be determined without regard to any Schedule under Section 5.21, to the extent such Schedule relates to the Driftwood Property.

(b) Each Seller shall be solely and individually responsible for and indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising from any inaccuracies in or any breach of any representation or warranty of such Seller (and not of any other Seller) contained in Article 4.

(c) Buyer shall indemnify and hold harmless Sellers and their respective officers, directors, managers, employees, agents, stockholders, members, heirs, personal representatives and Affiliates (each, a “Seller Indemnified Party”) from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of Buyer contained in Article 6 and (ii) any breach of the covenants or agreements of Buyer contained in this Agreement.

(d) The covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their terms until 60 days following the expiration of the statute of limitations applicable thereto; provided, however, that any such covenant or agreement which expires on a specific date as provided in this Agreement shall only survive until such date.

(e) For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty other than those set forth in the first sentence of Section 5.6 (Absence of Certain Changes) and Section 5.25 (Disclosure) shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that once there is a breach of the first sentence of Section 5.6 (Absence of Certain Changes) or Section 5.25 (Disclosure), the amount of Losses recoverable by Buyer under this Article 11 as a result of such breach shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. In addition, dollar thresholds in representations or warranties shall be considered in determining whether a breach has occurred, but thereafter shall be ignored for purposes of calculating Losses.

11.3 Limitations.

(a) Deductible. Notwithstanding anything to the contrary contained in this Article 11, but subject to Section 11.3(c), no Seller will have any liability pursuant to Section 11.2(a)(i) or Section 11.2(b) (other than with respect to: (x) the Seller Fundamental Representations, (y) breaches of the representations and warranties set forth in Section 5.7 (Taxes) and Section 5.21 (Environmental Matters), and (z) Fraud Claims, for which the following limitation shall not apply) for or with respect to any individual claim for indemnification hereunder unless the aggregate amount of all such Losses sustained by any Buyer Indemnified Party exceeds the Deductible, in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Deductible.

(b) Escrow Amount Cap. Notwithstanding anything to the contrary contained in this Article 11, but subject to Section 11.3(c), (i) the Sellers will have no liability pursuant to Section 11.2(a)(i) or Section 11.2(b) (other than with respect to: (x) the Seller Fundamental Representations, (y) the representations and warranties set forth in Section 5.7 (Taxes) and (y) Fraud Claims, for which the following limitation will not apply) in excess of the Escrow Amount.

(c) Environmental Deductible and Cap. Notwithstanding anything to the contrary in Sections 11.3(a) and 11.3(b):

(i) No Seller will have any liability for Losses pursuant to (y) Section 11.2(a)(i) with respect to breaches of the representations and warranties set forth in Section 5.21 (Environmental Matters), or (z) Section 11.2(a)(vi), unless the aggregate amount of all such Losses sustained by any Buyer Indemnified Party exceeds $1,500,000, in which event Sellers shall be required to pay or be liable for all such Losses, including such initial $1,500,000 of Losses.

(ii) The Sellers will have no liability for Losses pursuant to (y) Section 11.2(a)(i) with respect to breaches of the representations and warranties set forth in Section 5.21 (Environmental Matters), or (z) Section 11.2(a)(vi), in excess of such Seller’s pro rata portion (based on the Seller’s respective Ownership Percentages) of (A) 100% of the first $20,000,000 of such Losses, (B) 80% of such Losses in excess of $20,000,000 but not in excess of $40,000,000, and (C) 0% of such Losses in excess of $40,000,000.

(d) Overall Cap. Notwithstanding anything to the contrary contained in this Article 11, but subject to the limitations set forth in Sections 11.3(a) through 11.3(c), no Seller shall be liable to Buyer under Sections 11.2(a)(i) and 11.2(b) in excess of such Seller’s pro rata portion (based on the Seller’s respective Ownership Percentages) of the Purchase Price.

(e) Deductible and Cap Applicable to Buyer.

(i) Deductible. Notwithstanding anything to the contrary contained in this Article 11, Buyer will not have any liability pursuant to Section 11.2(c)(i) (other than with respect to: (x) the Buyer Fundamental Representations and (y) Fraud Claims, for which the following limitation shall not apply) for or with respect to any individual claim for indemnification hereunder unless the aggregate amount of all such Losses sustained by any Seller Indemnified Party exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Deductible.

(ii) Buyer Cap. Notwithstanding anything to the contrary contained in this Article 11, subject to the limitations set forth in Section 11.3(e)(i), Buyer shall not be liable to any Seller Indemnified Party under Section 11.2(c)(i) in excess of the Purchase Price.

(f) Recovery Source. For all matters arising under or in connection with Section 11.2(a) and (b), the Buyer Indemnified Parties shall recover, subject to the limitations contained in this Article 11: (i) first, from the funds held pursuant to the Escrow Agreement (to the extent such funds remain in escrow and to the extent not previously distributed); and second, to the extent such Losses under Section 11.2(a) and 11.2(b) are not fully recovered under clause (i) above, the Buyer Indemnified Parties shall be entitled to recover any remaining Losses from the Sellers, subject to the limitations set forth in Section 11.3(b) or 11.3(c), as applicable.

(g) Claims Taken Into Account in Determining Final Closing Working Capital. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Person have an obligation to indemnify or hold harmless any Indemnified Party from or against

Losses that are duplicative of Losses for which the Indemnified Party or Affiliate thereof has already been reimbursed, indemnified or held harmless under any other provision of this Agreement. Without limiting the generality of the foregoing, Sellers will not have any indemnification obligations hereunder, and no Losses shall be deemed to have been incurred by Buyer or any Buyer Indemnified Party, resulting from or relating to any Liability or other matter (including with respect to Taxes) that was taken into account in the determination of Final Closing Working Capital, provided that Sellers have paid Buyer the amount of any Working Capital deficit as provided in Section 2.4.

(h) Losses Net of Insurance Proceeds. If an Indemnified Party reasonably determines that any loss, claim or other Liability that gives rise to the right to receive indemnification hereunder is covered by insurance, then such Indemnified Party shall file a claim thereunder and the amount of any Losses otherwise recoverable under this Article 11 shall be reduced by the amount of such proceeds actually received by the Indemnified Party or Affiliate thereof (net of any costs reasonably incurred to obtain such insurance proceeds) (such net amount, a “Net Insurance Recovery”). In connection with any such claim, at the request of the Indemnifying Party, the Indemnified Party agrees to subrogate its rights under such insurance claim to the Indemnifying Party. If an Indemnified Party or any of its Affiliates actually receives any such insurance proceeds after such Indemnified Party is indemnified with respect to all or a portion of any Losses under this Article 11, such Indemnified Party shall promptly notify the Indemnifying Party and pay to such Indemnifying Party the amount of the Net Insurance Recovery with respect to such Losses.

11.4 Indemnification Procedures.

(a) Third Party Claims.

(i) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnified Party, with respect to which a party hereto is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim (a “Claims Notice”) to the Indemnifying Party within 30 days after becoming aware of such claim. The Indemnifying Party shall have the right, which shall be exercised by delivering written notice to the Indemnified Party (the “Defense Notice”) within 30 days after receipt from the Indemnified Party of a Claim Notice, which Defense Notice shall specify the counsel it will appoint to defend such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve such defense counsel, which approval shall not be unreasonably withheld or delayed. An Indemnifying Party’s delivery of a Defense Notice shall constitute an acceptance of its obligation hereunder to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject Third Party Claim. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 11.4(a)(i) will not affect the rights or obligations of any Indemnified Party unless the Indemnifying Party is materially prejudiced thereby (so long as a valid Claims Notice is given before the expiration of the applicable period set forth in Section 11.1). Notwithstanding any provision contained herein to the contrary, the

Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable costs and expenses incurred by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal allegations, (iii) involves a Material Customer, (iv) involves a Material Supplier that has material interaction with the Company’s customers, (v) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (vi) involves a claim that is reasonably expected to result in Losses to the Indemnified Party in excess of the amount then available for indemnification under this Article 11.

(ii) If the Indemnifying Party shall fail to give a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i), it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to conduct the defense in good faith and appoint defense counsel and to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnifying Party; provided, however, that with respect to any claim identified in the last sentence of Section 11.4(a)(i), no Indemnified Party shall consent to the entry of any judgment or compromise or enter into any settlement without the prior written consent of (but with prior written notice to) the Indemnifying Party if: (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a full release from all Liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of any Legal Requirement, (iii) such judgment or settlement would require the payment by any Indemnifying Party of any amount(s) under the terms thereof, or (iv) as a result of such judgment or settlement, injunctive or other equitable or similar relief would be imposed against any Indemnifying Party or otherwise require any Indemnifying Party to submit to any limitation on its activities under the terms thereof. The Indemnifying Party shall have the right at its expense to participate in the conduct of the defense of any Claim by the Indemnified Party, assisted by counsel of its own choosing, and, for purposes of clarity, the Indemnifying Party shall not be deemed to have accepted, or waived any rights or defenses with respect to, any liability for or with respect to any claim for which indemnification is sought hereunder as a result of any failure to deliver a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i) or for any matter identified in the last sentence of Section 11.4(a)(i). The Indemnified Party shall keep the Indemnifying Party reasonably informed as to the status of the defense of any Claim conducted by the Indemnified Party.

(iii) If the Indemnifying Party does deliver a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i) and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnifying Party shall conduct the defense in good faith at its expense and shall have the right to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnified Party; provided, however, that no Indemnifying Party shall consent to the entry of any judgment or compromise or enter into any settlement without the prior written consent of the Indemnified Party if: (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all Liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of any Legal Requirement, (iii) such judgment or settlement would impose Liability on the part of the Indemnified Party for which the Indemnified Party is not indemnified hereunder, or (iv) as a result of such judgment or settlement, injunctive or other equitable or similar relief would be imposed against any Indemnified Party or such judgment or settlement could reasonably be expected to interfere with or adversely affect any Indemnified Party’s business or operations as conducted in the Ordinary Course of Business consistent with past practice. The Indemnified Party shall have the right at its expense to participate in such defense assisted by counsel of its own choosing.

(b) Direct Claims. If any claim for indemnification hereunder involves a matter other than a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver a Claim Notice to an Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses. The failure by any Indemnified Party to notify the Indemnifying Party promptly (so long as a valid Claims Notice is given before the expiration of the applicable period set forth in Section 11.1) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. The Indemnifying Party shall have 30 days to object to such Direct Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. No action shall be taken in respect of such Direct Claim by the Indemnified Party until the expiration of such 30-day response period; provided, however, that this limitation shall not apply to any action by the Indemnified Party seeking an injunction, a permanent or temporary restraining order or any other form of equitable relief. Failure to timely so object shall constitute a final and binding acceptance of the Direct Claim by the Indemnifying Party. If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days from the date the Indemnified Party receives such objection (the “Negotiation Period”). After the Negotiation Period, if the Indemnifying Party and the Indemnified Party still cannot agree on the resolution of a Direct Claim, either the Indemnifying Party or the Indemnified Party may submit the dispute concerning such Direct Claim for judicial resolution as provided in Section 13.10.

(c) Final Judgments. Any final judgment entered or settlement agreed upon pursuant to and in accordance with this Article 11 shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(d) Tax Matters. Notwithstanding any provision of this Agreement to the contrary, the provisions of Section 11.4(a) do not apply to any indemnification claim under Section 11.2 with respect to Taxes, and any claim for indemnification with respect to Taxes that arises as a result of any Third Party Claim shall be subject to the provisions of Section 11.4(b) as a Direct Claim at such time as the Indemnified Party seeks indemnification from an Indemnifying Party with respect to such Taxes.

11.5 Exclusive Remedy.

(a) Exclusive Remedy. Other than as set forth in Section 13.8 (Specific Performance) and Section 7.10 (Non-Competition; Non-Solicitation), or with respect to any Fraud Claim, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, regardless of the manner in which such claim is characterized or pleaded (i.e. whether such claim is characterized or pleaded as arising in tort, breach of contract, strict liability, indemnification, or otherwise) shall be pursuant to the indemnification provisions set forth in this Article 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 11.

11.6 No Set-Off. Buyer may set-off against, recoup, reduce, or otherwise appropriate any payments or other amounts due from Buyer to any of the Sellers from time to time (whether pursuant to Section 2.4 or otherwise) only for those amounts owed as determined pursuant to a final, non-appealable judgment by Sellers to Buyer, or any of the other Buyer Indemnified Parties, from time to time under this Article 11.

11.7 Buyer’s Knowledge of Sellers’ Breaches. No claim for misrepresentation or breach of warranty or failure to comply with any covenant hereunder shall be made by any Buyer Indemnified Party if such fact or event was expressly disclosed by Sellers in the Schedules. Except as set forth above, Buyer hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation or warranty contained herein, notwithstanding any investigation by, or knowledge of, Buyer or its representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery of this Agreement. Notwithstanding the foregoing, as of the date of this Agreement, Buyer does not have actual knowledge of any breaches of the representations and warranties made by the Sellers for which Buyer has a current intent to make a claim for indemnification under Article 11 after the Closing. For purposes of this Section 11.7, “actual knowledge” of Buyer shall mean the actual knowledge of Robert Rasmus, James Whipkey, Mark Skolos, Jeffries V. Alston, and Laura Fulton.

11.8 Agreement to Mitigate. Each Indemnified Party shall use commercially reasonable efforts to mitigate to the extent required by applicable Law any Losses for which such Indemnified Party seeks or may seek indemnification under this Agreement. Notwithstanding anything contained herein to the contrary, if the Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision hereof in respect of such Losses, the Indemnified Party shall promptly notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of such mitigation (less the cost and expense incurred by the Indemnified Party in connection therewith) within 30 days after such benefit is received.

ARTICLE 12: SELLER MATTERS

12.1 Sellers’ Representative. Each of the Sellers hereby irrevocably makes, constitutes, and appoints William H. Fehr (in his capacity as the chief executive officer of INAP and, to the extent he is not chief executive officer of INAP, in his individual capacity) as the Sellers’ Representative and authorizes and empowers the Sellers’ Representative to receive all demands and notices on or with respect to the Sellers hereunder as such Seller’s true and lawful attorney-in-fact and agent, and for such Seller and in such Seller’s name, to (i) receive all demands, notices, or other communications directed to such Seller under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Seller could act for himself/herself (including, without limitation, the settlement or compromise of any dispute or controversy) and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Sellers hereunder shall be deemed effective if given to the Sellers’ Representative. Upon the death, resignation or incapacity of the Sellers’ Representative, a successor shall be appointed by the remaining Sellers within the 30-day period immediately following the date of such death, resignation or incapacity. The resignation of any Sellers’ Representative shall not be effective until a successor Sellers’ Representative has been appointed, and has accepted such appointment in accordance with the provisions of this Section 12.1. The selection of a successor Sellers’ Representative appointed in any manner permitted in this Section 12.1 shall be final and binding upon all of the Sellers and written notice of such selection and appointment shall be promptly provided to Buyer.

12.2 No Fees or Commissions. The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

12.3 Indemnification. In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder: (i) the Sellers’ Representative will not assume any, and will incur no, liability whatsoever to any of the Sellers because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement including, without limitation, by reason of the negligence of the Sellers’ Representative; (ii) the Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will not subject the Sellers’ Representative to any liability to the Company, Buyer or any other Person; and (iii) each of the Sellers hereby indemnifies and holds harmless the Sellers’ Representative from any loss, damage, cost and expense (including, without limitation, attorneys’ fees and expenses) arising from or related to, or in connection with seeking legal or other advice in connection with, its performance of its duties as the Sellers’ Representative hereunder.

ARTICLE 13: MISCELLANEOUS

13.1 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the completion of the Transactions. For the avoidance of doubt, Sellers shall be responsible for all Selling Expenses.

13.2 No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of each Seller and the Buyer, and any such assignment without such prior written consent shall be null and void. No assignment shall release the assigning party of its obligations or liabilities under this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Notwithstanding the above, Buyer may, without the consent of Sellers, assign its rights under this Agreement to (i) any Affiliate of Buyer or (ii) any lender of Buyer, as collateral security for indebtedness due and owing by the Buyer or the Company to such lender.

13.3 Amendment and Waiver. This Agreement may only be amended by an instrument in writing signed by the Buyer and each Seller. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

13.4 Headings and Captions. The headings and captions contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement or any term or provision contained herein.

13.5 Integration, Modification and Waiver. This Agreement, together with the Exhibits, schedules, Schedules and certificates or other instruments and agreements (including the Ancillary Agreements and the Confidentiality Agreement) delivered under or in connection with this Agreement: (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior understandings of the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article 11. None of the parties is relying upon any statement or representation of the other party except as expressly set forth herein, and each party is relying on its own judgment in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

13.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall use reasonable efforts to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

13.7 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (with a confirmation report that the transmission was successful), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Sellers’ Representative:

William H. Fehr

2885 Summit Ranch Dr.

Golden, CO 80401

Facsimile: (610) 371-7986

with mandatory copies to:

Stevens & Lee P.C.

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

Attention: Gregory W. Sutton

Facsimile: (610) 371-7986

Williams Coulson

One Gateway Center

420 Fort Duquesne Blvd., 16th Floor

Pittsburgh, PA 15222

Attention: Richard R. DiFrischia

Facsimile: (412) 281-6622

MacDonald, Illig, Jones & Britton LLP

100 State Street, Suite 700

Erie, PA 16507-1459

Attention: James R. Walczak

Facsimile: (814) 454-4647

and

Mulliken Weiner Berg & Jolivet P.C.

102 South Tejon Street, Suite 900

Colorado Springs, CO 80903

Attention: Michael W. Taylor

Facsimile: (719) 635-8706

If to Buyer:

Hi-Crush Partners LP

Three Riverway, Suite 1550

Houston, Texas 77056

Attention: Robert Rasmus

Facsimile No.: (713) 963-0088

Telephone No.: (713) 960-4777

with a copy to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Edward Rhyne

Facsimile No.: (713) 651-5246

Telephone No.: (713) 651-8334

Any party may change its address or facsimile number for the purposes of this Section 13.7 by giving notice as provided in this Agreement.

13.8 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

13.9 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

13.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Except for the matters to be decided by the Independent Accounting Firm pursuant to Section 2.4(c), the parties hereto hereby submit to the exclusive jurisdiction of the courts of Delaware or the courts of the United States located in Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or Sellers by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 13.7.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(b).

13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed counterpart hereof and of any of the Ancillary Agreements by facsimile transmission or electronic mail (as a portable document format (PDF) file) to another party hereto or thereto and any such delivery shall have the same force and effect as the delivery of a manually signed counterpart of this Agreement or such Ancillary Agreement (as applicable). Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, any Ancillary Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

13.12 No Third Party Beneficiaries. Except as provided in Section 7.8 and Article 11, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.13 Schedules. The inclusion of an item in any Schedule to this Agreement as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect. The information contained in any Schedule is disclosed solely for the purposes of this Agreement and any descriptions or terms of agreements and documents in the Schedules are summaries only and are qualified in their entirety by the specific terms of such agreements and documents. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists and has actually occurred. Where the representations and warranties in this Agreement contain specific dollar thresholds, the items, contracts and other matters listed in response thereto may include items, contracts and other matters that are below such dollar thresholds. Any disclosure set forth in one section of a Schedule shall apply to the representations and warranties contained in the Section of this Agreement to which it corresponds in number and any representation and warranty to which it is expressly referred by cross reference and any other representation or warranty, to the extent it is reasonably apparent on the face of the Schedules that such disclosure is intended to qualify such representation or warranty.

13.14 Representation of Counsel. Each of the parties hereto hereby acknowledge that they have been represented by and have relied upon counsel of their own choosing in the negotiation and preparation of this Agreement, and that they have read this Agreement, have had its contents fully explained to them by such counsel, and are fully aware of and understand all of its terms and the legal consequences thereof. It is acknowledged that the parties have, through their respective counsel, mutually participated in the preparation and negotiation of this Agreement, and it is further agreed that no provision hereof shall be construed against any party hereto by virtue of the activities of that party or that party’s attorneys.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

HI-CRUSH PARTNERS LP
By: Hi-Crush GP LLC, its general partner

By:	/s/ Robert E. Rasmus
	Name:	Robert E. Rasmus
	Title:	co-Chief Executive Officer

SELLERS:

I.N.A.P., INC.

By:	/s/ William H. Fehr
Name:	William H. Fehr
Title:	Managing Member

/s/ William H. Fehr
William H. Fehr

CAMERON ENERGY COMPANY

By:	/s/ Arthur J. Stewart
Name:	Arthur J. Stewart
Title:	Authorized Person

/ s/ Arthur J. Stewart
Arthur J. Stewart

TACHOIR RESOURCES, INC.

By:	/s/ Steven E. Tachoir
Name:	Steven E. Tachoir
Title:	President

Signature Page to Membership Interest Purchase Agreement

/s/ Steven E. Tachoir
Steven E. Tachoir

KELRIK, LLC

By:	/s/ Brian D. Olmen
Name:	Brian D. Olmen
Title:	Managing Member

By:	/s/ Jodi L. Timler Olmen
Name:	Jodi L. Timler Olmen
Title:	Managing Member

/s/ Brian D. Olmen
Brian D. Olmen

/s/ Jodi L. Timler Olmen
Jodi L. Timler Olmen

Signature Page to Membership Interest Purchase Agreement

EXHIBIT E

FORM OF LOCK-UP LETTER AGREEMENT

[                    ], 2013

Hi-Crush Partners LP

Three Riverway, Suite 1550

Houston, Texas 77056

Ladies and Gentlemen:

This letter (the “Lock-up Letter Agreement”) is being delivered to you pursuant to Section 3.1 of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated May 13, 2013, by and among Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), the members (the “Members”) of D & I Silica, LLC., a Pennsylvania limited liability company, and each of the individual owners of the Members. Pursuant to the terms of the Purchase Agreement, the undersigned received at Closing (as such term is defined in the Purchase Agreement) newly issued common units representing limited partnership interests in the Partnership (the “Units”).

In consideration of the issuance of the Units under the Purchase Agreement by the Partnership, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Partnership, the undersigned will not, directly or indirectly (including, in the event that the undersigned is not a natural person, through transfers of equity interest in the undersigned), (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) all or any portion of the Units (including, without limitation, all or any portion of the Units that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of all or any portion of the Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such Units or other securities, in cash or otherwise, (3) make any demand for or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of all or any portion of the Units or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the second anniversary following the date hereof (such period, the “Lock-Up Period”). The undersigned further agrees to execute such agreements as may be reasonably requested by the Partnership that are consistent with the foregoing or that are necessary to give further effect thereto.

In furtherance of the foregoing, (i) the Partnership may impose stop-transfer instructions with respect to the Units until the end of the Lock-Up Period and (ii) the Partnership and its transfer agent are hereby authorized to decline to make any transfer of all or any portion of the Units if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

Notwithstanding the foregoing, the following transfers may be made by the undersigned during the Lockup Period so long as, in each case, such transfer is in compliance with all applicable securities laws and the transferee agrees to be bound in writing by the terms of this Lock-Up Letter Agreement prior to such transfer: (i) a transfer of equity interest in the undersigned to (A) a Related Party (as defined in the Purchase Agreement) of an equity holder listed on Exhibit A or (B) any trust established for estate planning purposes solely for the benefit of an equity holder listed on Exhibit A or a Related Party of such equity holder, so long as such equity holder or Related Party retains at all times prior to his or her death voting and dispositive control of such trust, (ii) a transfer of all or any portion of the Units as part of a distribution without consideration by the undersigned to holders of the equity interests of the undersigned as of the date first written above, all of which equity holders are listed on Exhibit A, and (iii) with respect to any natural person that may hold all or any portion of the Units as a result of a transfer pursuant to clause (ii), a transfer to (A) a Related Party of such natural person, so long as such natural person retains at all times prior to his or her death voting and dispositive control of such Units, (B) any trust established for estate planning purposes solely for the benefit of such natural person or a Related Party of such natural person, so long as such natural person retains at all times prior to his or her death voting and dispositive control of such trust, or (C) a trust for the primary benefit of such natural person or a Related Party of such natural person, but also with a charitable beneficiary, so long as such natural person retains at all times prior to his or her death voting and dispositive control of such trust.

[In addition, and notwithstanding anything to the contrary contained herein, each of the undersigned may, without the consent of the Partnership, during the period commencing on the one-year anniversary of the date hereof and ending on the two-year anniversary of the date hereof, transfer up to [            ]1 Units; provided, that, immediately prior to such transfer, the 30-day average closing trading price per common unit representing limited partnership interests in the Partnership equals or exceeds $25.00.]2

The Partnership shall use its commercially reasonable efforts to be in compliance with Rule 144(c) promulgated under the Securities Act of 1933, as amended, as of the expiration of the Lockup Period.

The undersigned understands that the Partnership issued the Units to the undersigned in reliance on this Lock-Up Letter Agreement.

This Lock-Up Letter Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

[Signature page follows]

[1]	Percentage of released units to equal 50%.
[2]	I.N.A.P., Inc. Lock-Up Letter Agreement will not include this paragraph.